Exhibit 2.1
EXECUTION VERSION

PURCHASE AGREEMENT
BY AND AMONG
FANZZLIDS HOLDINGS, LLC,
HAT WORLD, INC.,
GCO CANADA INC.,
FLAGG BROS. OF PUERTO RICO, INC.,
HAT WORLD CORPORATION,

HAT WORLD SERVICES CO., INC.,

LSG GUAM, INC.,

GENESCO INC.,

FANATICS, INC.

AND

FANZZ HOLDINGS, INC.

DATED AS OF DECEMBER 14, 2018

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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TABLE OF CONTENTS

Article I. DEFINITIONS		5
1	Certain Definitions	5
1	Table of Defined Terms	13
Article II. SALE AND PURCHASE		14
2	Sale and Purchase of Company Shares and the Acquired Assets	14
2	Purchase Price	15
2	Payments at Closing for Selling Expenses	15
2	Payment at Closing for Indebtedness	15
3	Closing Calculation	15
3	Closing	16
3	Deliveries by Sellers	16
3	Deliveries by Buyer	17
3	Purchase Price Adjustments	17
2.10	Allocation of Purchase Price	19
2	Bulk Sales Laws	20
2	Further Conveyances; Consents; Nonassignable Assets	20
2	Proration of Certain Expenses	20
Article III. REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS		21
3	Organization and Qualification	21
3	Organizational Documents	21
3	Capitalization; Subsidiaries	21
3	Authority; Enforceability	22
4	No Conflict; Required Filings and Consents	22
4	Material Contracts	23
4	Compliance	24
4	Financial Statements	24
4	Absence of Certain Changes or Events	25
3.10	Absence of Litigation, Claims and Orders	25
3	Employee Benefit Plans	25
3	Labor Matters	27
3	Assets	28
3	Taxes	28
3	Intellectual Property	29
3	Insurance	30
3	Environmental Matters	30
3	Brokers	31
3	Affiliated Transactions	31
3.20	Inventory	31
3	Banks	31
Article IV. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS		31
4	Organization	31

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4	Authority; Enforceability	31
4	No Conflict; Required Filings and Consents	32
4	Title	32
5	Competition	32
Article V. REPRESENTATIONS AND WARRANTIES OF BUYER		32
5	Organization and Qualification	32
5	Authority; Enforceability	33
5	No Conflict; Required Filings and Consents	33
5	Absence of Litigation, Claims and Orders	33
6	Sufficient Funds	34
6	Solvency	34
6	Investment Intent	34
6	Brokers	35
6	WARN Act Matters	35
5.10	Competition	35
5	HSR	35
Article VI. PRE-CLOSING COVENANTS		35
6	Conduct of Business Pending Closing	35
6	Access to Information; Confidentiality	37
6	Reasonable Efforts; Further Assurances	38
6	Notification of Certain Matters	40
7	Public Announcements	40
7	Financing	41
7	Consents; Guarantees	41
Article VII. ADDITIONAL AGREEMENTS		42
7	Directors and Officers Indemnification.	42
7	Reserved	43
7	Reserved	43
7	Preservation of Records	43
8	Third-Party Claims; Litigation Support	43
8	Employment and Employee Benefits	43
8	Independent Investigation	45
8	Limitation on Warranties	45
8	Exclusivity	47
Article VIII. CONDITIONS TO CLOSING		48
8	Conditions to Obligations of the Company and Sellers	48
8	Conditions to Obligations of Buyer	48
8	Joint Conditions to the Parties’ Obligations	49
8	Frustration of Closing Conditions	49
9	Waiver of Conditions	49
Article IX. TERMINATION; FEES AND EXPENSES		49
9	Termination	49
9	Effect of Termination	50

9	Reverse Break-Up Fee	50
9	Fees and Expenses	51
Article X. TAX MATTERS		51
10	Filing of Tax Returns	51
10	Straddle Periods	52
10	Buyer Tax Covenants	52
10	Contests Related to Taxes	53
11	Cooperation on Tax Matters	53
11	Transfer Taxes	53
11	Section 338(h)(10) Election	53
11	Tax Sharing Agreements	54
Article XI. SURVIVAL AND INDEMNIFICATION		54
11	Survival	54
11	Indemnification	54
11	Calculation of Losses; Determination of Application	56
11	Additional Limitations on Indemnification Obligations	56
12	Indemnification Procedures	58
12	Exclusive Remedy	59
12	Adjustment to Purchase Price	60
12	Cooperation	60
12	Termination of Indemnification	60
Article XII. MISCELLANEOUS		60
12	Amendment	60
12	Waiver	61
12	Notices	61
12	Specific Performance	63
13	Consents	63
13	Interpretation	63
13	Severability	64
13	Entire Agreement	64
13	Assignment	64
12.10	No Third Party Beneficiaries	64
12	Non-Assertion of Attorney-Client Privilege and Waiver of Conflicts	65
12	Failure or Indulgence Not Waiver; Remedies Cumulative	66
12	Non-Recourse	66
12	Governing Law; Venue	67
12	Waiver of Jury Trial	67
12	Time of the Essence	67
12	Company Disclosure Schedule	68
12	Counterparts	68
12	Guarantee	68

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Lease Agreement
Exhibit C	Form of Trademark Assignment Agreement
Exhibit D	Form of Transition Services Agreement

ANNEXES
Annex A	Example Calculation

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT, dated as of December 14, 2018 (this “Agreement”), is by and among (i) FanzzLids Holdings, LLC, a Delaware limited liability company (“Buyer”), Hat World, Inc., a Minnesota corporation (the “Company”), GCO Canada Inc., a Canadian corporation (“GCO Canada”), Flagg Bros. of Puerto Rico, Inc., a Delaware corporation (“Flagg Bros.”), Hat World Corporation, a Delaware corporation (“Parent” and, together with GCO Canada and Flagg Bros., each a “Seller” and collectively the “Sellers”), (ii) solely for purposes of Article XI, Hat World Services Co., Inc., a Delaware corporation (“HW Services”), LSG Guam, Inc., a Delaware corporation (“LSG Guam”), Genesco Inc., a Tennessee corporation (“Genesco”), and (iii) solely for purposes of Section 12.19, Fanatics, Inc., a Delaware corporation (“Fanatics”) and Fanzz Holdings, Inc., a Delaware corporation (“Holdings”).
WHEREAS, as of the date of this Agreement: (i) Genesco is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each of (A) Parent and (B) Flagg Bros.; and (ii) Parent is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each of (X) the Company (the “Company Shares”) and (Y) GCO Canada;
WHEREAS, GCO Canada and Flagg Bros. collectively own the Acquired Assets (as defined herein);
WHEREAS, Parent desires to sell to Buyer, and Buyer desires to purchase from Parent, all of the Company Shares upon the terms and conditions set forth in this Agreement; and
WHEREAS, GCO Canada and Flagg Bros. desire to sell to Buyer, and Buyer desires to purchase from GCO Canada and Flagg Bros., the Acquired Assets upon the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition and material inducement to Sellers’ willingness to enter into this Agreement, Buyer has delivered to Sellers the Commitment Letter.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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ARTICLE I.
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Acquired Companies” means the Company and the Included Subsidiaries, each an Acquired Company.
“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” or “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a Person through ownership of voting securities, contract or otherwise. Notwithstanding the definition of “control” or “controlled” above, for purposes of this Agreement, Fanatics, Inc. and Ames Watson Capital LLC shall each be deemed Affiliates of Buyer.
“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, the Competition Act and all other Laws, including the Competition Act and foreign merger control Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Bill of Sale” means that certain bill of sale, among GCO Canada, Flagg Bros. and Buyer (or its designated Affiliate), substantially in the form of Exhibit A attached hereto.
“Business” means the omni-channel branded and licensed apparel retail business as currently conducted by the Acquired Companies, Flagg Bros. and GCO Canada.
“Business Cash” means all cash and cash equivalents of the Business, including restricted cash, Currency on Hand, determined in a manner consistent with the Business’ past practice. For the avoidance of doubt, Business Cash will be calculated net of issued but uncleared checks and drafts (to the extent not otherwise an accrued liability in the Closing Date Net Working Capital) and will include checks, credit card receivables, other wire transfers and drafts deposited or available for deposit for the account of the Business (to the extent not otherwise included as a current asset in the Closing Date Net Working Capital). For avoidance of doubt, Business Cash shall include all cash in respect of revenues of the Business for sales of the Business occurring prior to the Closing (to the extent such sales are not accounted for as accounts receivable in Net Working Capital).
“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.
“Business Employee” means (i) all employees employed by the Acquired Companies immediately prior to the Closing; (ii) all Store-located employees employed by GCO Canada or Flagg Bros. immediately prior to the Closing; (iii) each employee (other than a Store-located employee) of any Seller or any of its Affiliates (other than the Acquired Companies) whose employment duties immediately prior to the Closing are primarily dedicated to the performance of services (including management, administrative or back-office support services) for the operation of the Business and only to the extent that such employees are set forth on Section 1.1(a) of the Company Disclosure Schedule as of the date of this Agreement; and (iv) any employee hired by any Seller or any Affiliate thereof (other than the Acquired Companies) to replace an employee listed on Section 1.1(a) of the Company Disclosure Schedule or to fill a vacancy identified on Section 1.1(a) of the Company Disclosure Schedule after the date of this Agreement and before the Closing.
“Business Guarantees” means all guarantees, letters of credit, comfort letters, bonds, sureties and other similar credit support or assurances provided by Sellers or any of their Affiliates in support of the Business.
“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to Sellers concurrently with the execution of this Agreement.
“Buyer Fundamental Representations” means, collectively, the representations and warranties in Section 5.1 (Organization and Qualification), Section 5.2 (Authority; Enforceability), Section 5.5 (Sufficient Funds) and Section 5.8 (Brokers).
“Claim” means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, demand letter or Proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.
“Closing Date Cash” means Business Cash as of Closing (taking into account the consummation of the transactions contemplated hereby).
“Closing Date Net Working Capital” means the Net Working Capital as of Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Bylaws of the Company, as amended and in effect on the date hereof.
“Company Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and in effect on the date hereof.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Buyer concurrently with the execution of this Agreement and as updated prior to Closing.
“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Acquired Companies and certain Intellectual Property of GCO Canada used in the operation of the Business, including as set forth on Section 3.15(a) of the Company Disclosure Schedule.
“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended, and the regulations thereunder.
“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.
“Currency on Hand” means cash in currency form on hand at each Store as of the close of business on the Closing Date, including cash in drawers, cash in vaults, and petty cash.
“Data Room” means the virtual data room entitled “Project Leader” hosted by Merrill Corporation.

“Estimated Closing Date Cash” means Sellers’ estimate of Closing Date Cash, as set forth in the Closing Calculation to be delivered pursuant to Section 2.5.
“Estimated Closing Date Net Working Capital” means Sellers’ estimate of Closing Date Net Working Capital, as set forth in the Closing Calculation to be delivered pursuant to Section 2.5.
“Estimated Purchase Price” means (i) the Purchase Price, plus (ii) the Estimated Closing Date Cash, minus (iii) any unpaid Selling Expenses, minus (iv) the amount of any Indebtedness, plus or minus (as the case may be) (v) the Estimated Working Capital Deficit or the Estimated Working Capital Surplus.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Leases” means Leases as to which consent is not required in connection with transactions contemplated by this Agreement or as to which the Parent and Buyer have agreed in writing (which agreement may be evidenced by emails and need not necessarily be signed) that it shall not be necessary to request or obtain a Lease Consent.
“Excluded Litigation” means the matter described in Item 3 of Section 3.10 of the Company Disclosure Schedule.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“Final Determination” means, with respect to U.S. federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to Taxes other than U.S. federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
“Final Purchase Price” means an aggregate amount equal to (i) the Purchase Price, plus (ii) the amount of the Final Closing Date Cash, minus (iii) the unpaid Selling Expenses, minus (iv) the amount of any Indebtedness, (v) plus (x) the amount, if any, that Final Closing Date Net Working Capital is greater than Target Closing Date Net Working Capital or minus (y) the amount, if any, that Final Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital.
“Fraud” means, as finally determined by an appropriate court of competent jurisdiction, the actual and knowing common law fraud (and not negligent misrepresentation or omission, or any form of fraud based on recklessness, negligence or constructive knowledge) by a party to this Agreement with respect to the making of a representation or warranty by such party set forth in this Agreement, with the specific intent to deceive and mislead the other party, that was material to the claiming party’s decision to enter into this Agreement and upon which the claiming party justifiably relied.
“GAAP” means generally accepted accounting principles in the United States applied in a manner consistent with the Business’ past practices.
“Genesco” means Genesco Inc., a Tennessee corporation.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.
“Governmental Authority” means any governmental agency or authority of the United States, Canada, any domestic state, any foreign country and any political subdivision or agency thereof, including any administrative agency or commission or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Included Subsidiaries” means SIOPA, HW Services and LSG Guam.
“Income Tax” means any Tax based on the net income of the taxpayer, including the U.S. federal income Tax.
“Indebtedness” means, without duplication, any outstanding indebtedness of the Acquired Companies for borrowed money, any obligations represented by bonds, notes, debentures or similar instruments, including accrued interest related thereto, any obligation for the deferred purchase price of property or services to the extent not included in the calculation of Net Working Capital, any capital lease obligations, any reimbursement obligation under any letter of credit, banker’s acceptance or similar credit transactions, any guarantees made by any Acquired Company on behalf of any third party in respect of any of the foregoing obligations, any obligations under any interest rate, currency swap or other hedging agreement or arrangement and any obligations in respect of Intercompany Payables.
“Intellectual Property” means trademarks, trade names, service marks, service names, logos, assumed names, Internet domain names, copyrights, software, patents or other intellectual property, and any registrations or applications to register the foregoing.
“Intellectual Property Rights” means any and all proprietary rights or protections, whether registered or not, existing from time to time in any jurisdiction under any patent laws, copyright laws, trademark laws, or other similar laws or arising from any Intellectual Property.
“Intercompany Payables” means balances for intercompany accounts and notes payable by and between one or more of Genesco and its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, related to transactions settled through intercompany accounts.
“Invalid Section 338(h)(10) Election” describes the Section 338(h)(10) Election contemplated by this Agreement in the event that the Section 338(h)(10) Election is not valid for United States Federal income Tax purposes by reason of a failure of Buyer to execute in a timely manner the required forms for the Section 338(h)(10) Election or any action by Buyer or any Acquired Company after the Closing that causes the Section 338(h)(10) Election to be ineffective.
“ITA” means the Income Tax Act (Canada).
“Knowledge” means, with respect to Buyer, the actual knowledge of Lawrence Berger, Thomas Ripley and Brian Miles, after reasonable inquiry, and with respect to the Company, the actual knowledge of David Baxter, Kevin Thimjon, Robert Dennis, Mimi Vaughn and Roger Sisson, after reasonable inquiry.
“Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.
“Lease” means the lease agreement by and between any Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada, on one hand, and the landlord, on the other, with respect to each Store Location.
“Lease Agreement” means that certain lease agreement to be entered into at Closing between Lids Properties, LLC and the Company or one of its Affiliates, substantially in the form of Exhibit B attached hereto.
“Lease Consent” means, as applicable with respect to a particular Lease, a written consent of the landlord thereunder to the consummation of the transactions contemplated by this Agreement or a written waiver by such landlord of any right to terminate the Lease or any default arising or occurring (or that would arise or occur) as a result of the consummation of the transactions contemplated by this Agreement.
“Lender” means any lender or prospective lender to Buyer (including, without limitation, Wells Fargo).
“Liability” means any debt, liability or obligation of any nature whatsoever (whether asserted or unasserted, known or unknown, matured or unmatured, direct or indirect, absolute or contingent, accrued or unaccrued or liquidated or unliquidated).
“Lien” means any lien (statutory or otherwise), charge, pledge, claim, encumbrance, security interest, option to purchase, mortgage, easement, encroachment, right of way, right of setoff, preemptive right, put option, restriction on transfer, proxy, power-of-attorney or voting agreement.
“Material Adverse Effect” means any occurrence or event that has had a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstance or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, (ii) political conditions of the United States or any other country or jurisdiction in which the Acquired Companies operates, or (iii) any of the industries in which the Business operates; (b) the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Transaction Documents, including effects related to the identity of Buyer or its Affiliates, compliance with the covenants contained herein or therein or the failure to take any action as a result of any restrictions or prohibitions set forth herein or therein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) loss of, or disruption in, any customer, supplier and/or vendor relationships, or (iii) loss of personnel; (c) any actual or proposed changes in applicable Law or GAAP or the enforcement or interpretation thereof; (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Buyer’s written consent; (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Business; (f) any acts of God; (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; or (h) any failure to meet Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures

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(subject to the other provisions of this definition) shall not be excluded) shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, further, however, any occurrence, fact, change or event referred to in clauses (a), (c), (f) or (g) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent that such occurrence or event has a disproportionate effect on the Business compared to the other participants in the industries in which the Business is conducted.
“Net Working Capital” means (i) the sum of the current assets of the Business (excluding Business Cash, prepaid rents, tax assets and any Intercompany Payable), minus (ii) the sum of the current liabilities of the Business (excluding Indebtedness, Selling Expenses, tax liabilities and any Intercompany Payable), in each case subject to the adjustments (if any) set forth in and only if included as line items in the Example Calculation. In no event will the determination of Net Working Capital include any liability or obligation related to Indebtedness or Selling Expenses to the extent included as a reduction to the Purchase Price in accordance with Section 2.2 (nor will Indebtedness or Selling Expenses include any item included as a reduction to the Purchase Price in accordance with Section 2.2). The Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital shall be calculated on a basis consistent with GAAP as of the date hereof and the example calculation of Net Working Capital set forth on Annex A (the “Example Calculation”). Notwithstanding anything herein to the contrary, the parties hereto agree that Net Working Capital shall be determined without any accrual with respect to any of the matters set forth on Section 3.10 of the Company Disclosure Schedule.
“Order” means any binding award, judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.
“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority (including without limitation those issued or required under applicable export laws or regulations).
“Permitted Encumbrances” means (i) Liens for current Taxes, assessments, fees and other charges by any Governmental Authority that are not delinquent as of the Closing Date or which are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained, (ii) Liens of carriers, suppliers, warehouse persons, mechanics and material persons and other Liens imposed by Law in each case in amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, (iii) covenants, restrictions, conditions, easements, rights-of-way, licenses and other similar matters on or affecting any Store Location or Leased Real Property recorded in the land records applicable to such Store Location or Leased Real Property and matters that would be disclosed by an accurate survey of the Store Location or Leased Real Property, which would not, individually or in the aggregate, materially impair the use and operation any such Store Location or Leased Real Property, (iv) zoning regulations, permits, licenses, utility easements, rights of way and similar matters imposed or promulgated by any Governmental Authority, which would not, individually or in the aggregate, materially impair the use and operation any such Store Location or Leased Real Property, (v) Liens on the transfer of securities generally arising under federal or state securities law, (vi) Liens set forth as items 1 through 8 on Section 1.1(b) of the Company Disclosure Schedule and (vii) solely to the extent Buyer elects in writing on or before January 1, 2019 to continue the remaining obligations under the terms of the agreements between the Company and Hirsch Solutions, Inc. described in item 9 on Section 1.1(b) of the Company Disclosure Schedule (the “Hirsch Agreements”), the Liens set forth as item 9 on Section 1.1(b) of the Company Disclosure Schedule. In the event that Buyer does not elect in writing on or prior to January 1, 2019 that it will continue the remaining obligations under the Hirsch Agreements it shall not be a condition to Closing that the Liens relating to the Hirsh Agreements be released; provided that Genesco shall cause such liens to be released promptly following the Closing.
“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date calculated in accordance with Section 10.2.
“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action or governmental or regulatory investigation by any Governmental Authority.
“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, plans, capital improvement plans, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Buyer or its Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Business, whether relating to any period prior to or after the Closing Date.
“Regulation” means any rule, regulation, policy or binding interpretation (regarding such rule, regulation or policy) of any Governmental Authority.
“Representatives” means a Person’s directors, officers, managers, agents, attorneys, accountants, advisers and representatives.
“Section 338 Forms” means all returns, documents, statement, and other forms that are required to be submitted to any Governmental Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any “Statement of Section 338 Election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Sections 1.338-1 and 1.338(h)(10)-1 to be submitted to the IRS in connection with the Section 338(h)(10) Election.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Seller Fundamental Representations” means, collectively, the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Organizational Documents), Section 3.3 (Capitalization; Subsidiaries), Section 3.4 (Authority; Enforceability), Section 3.13(c) (Title to Assets); Section 3.13(d) (Sufficiency of Assets); Section 3.18 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability) and Section 4.4 (Title).
“Selling Expenses” means, in each case solely to the extent not paid prior to the Closing Date, (i) the fees and expenses payable by the Acquired Companies to Bass, Berry & Sims or McCarthy Tétrault LLP and any other attorneys engaged by the Acquired Companies or Sellers in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (ii) the fees and expenses payable by the Acquired Companies or Sellers to P.J. Solomon, L.P. or other advisors engaged by the Acquired Companies or Sellers and incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) all amounts payable by any Acquired Company in connection with change of control or success fee payments (and the employer portion of any Taxes related thereto) (but specifically excluding all costs and expenses in connection with the severance payments or retention or stay bonuses (and the employer portion of any Taxes related thereto) required to be paid by any Acquired Company in connection with this Agreement and the transactions contemplated by this Agreement and (iv) all costs and expenses in connection with obtaining the “tail” policy contemplated by Section 7.1(b) below. For the avoidance of doubt, in no event shall Selling Expenses be deemed to include any fees or expenses incurred by Buyer or its respective Affiliates (whether or not to be paid by the Acquired Companies after Closing) to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, or any filing fees with any Governmental Authority relating to the transactions contemplated hereby, or any other fees or expenses initiated or incurred at the request of Buyer or its Representatives.
“SIOPA” means SIOPA Sports of America, LLC, a Delaware limited liability company.
“Store” means each operating Lids, Locker Room by Lids, Lids Clubhouse, Macy’s Locker Room by Lids or other retail location, in each case as set forth on Section 1.1(c) of the Company Disclosure Schedule.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than fifty percent (50%) of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.
“Target Closing Date Net Working Capital” means $124,416,250.
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, registration, goods and services, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, escheat, unclaimed property and other similar taxes, together with all interest and penalties imposed by any taxing authority (domestic or foreign) with respect thereto.
“Tax Returns” means all returns, declarations, reports, claims for refund and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including any schedules attached to, and any amendments of, any of the foregoing.
“Transaction Documents” means this Agreement, the Bill of Sale, the Lease Agreement, the Trademark Assignment Agreement the Transition Services Agreement and such other documents or instruments as the parties mutually agree in good faith that are reasonably necessary to consummate the transactions contemplated by this Agreement.
“Trademark Assignment Agreement” means that certain agreement between GCO Canada and Buyer, substantially in form of Exhibit C attached hereto.

“Transition Services Agreement” means that certain agreement, among Genesco, GCO Canada, Flagg Bros. and Buyer, substantially in the form of Exhibit D attached hereto.
1.2    Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Acquired Assets    2.1(b)
Adjustment Statements    2.9(a)
Agreement    Preamble
Alternative Arrangements    11.3
Annual Financial Statements    3.8
Arbitrating Accountant    2.9(c)
Assumed Liabilities    2.1(d)
Balance Sheet Date    3.8
Bass, Berry & Sims    12.11
Buyer    Preamble
Buyer Indemnified Persons    11.2(a)
Buyer Termination Fee    9.3
Cap    11.4(b)
Cause    7.6(a)
Closing    2.6
Closing Calculation    2.5
Closing Cash Amount    2.2
Closing Date    2.6
Commitment Letters    5.5
Company    Preamble
Company Shares    Recitals
Competing Transaction    7.9
Confidentiality Agreement    6.2(a)
D&O Policies    7.1(b)
Deductible    11.4(a)
Disclosed Conditions    5.5
Direct Claim    11.5(e)
Employee Plan    3.11(a)
Environmental Laws    3.17(c)(i)
Environmental Permits    3.17(c)(ii)
ERISA    3.11(a)
ERISA Affiliate    3.11(a)

Estimated Cash Amount	2.2

Estimated Closing Date Balance Sheet	2.5
Estimated Working Capital Deficit    2.9(a)
Estimated Working Capital Surplus    2.9(a)
Example Calculation    Annex A
Excess Amounts    2.9(e)(i)
Excluded Assets    2.1(c)
Excluded Liabilities    2.1(e)

Extra-Contractual Statement    7.8(a)
Final Closing Date Balance Sheet    2.9(a)

Final Closing Date Cash	2.9(a)

Final Closing Date Net Working Capital	2.9(a)
Financial Statements    3.8
Financing    5.5
Fanatics    Preamble
Flagg Bros.    Preamble
GCO Canada    Preamble
Guaranteed Obligations    12.19
Hazardous Substances    3.17(c)(iii)
Holdings    Preamble
HW Services    Preamble
Indemnified Party    11.5(a)
Indemnified Persons    7.1(a)
Indemnifying Party    11.5(a)
Interim Financial Statements    3.8
IP License    3.15(b)
Leased Real Property    3.13(b)

Lender Provisions    12.1
Losses    11.2(a)
LSG Guam    Preamble
Material Contracts    3.6(a)
Multiemployer Plan    3.11(b)
Nonassignable Assets    2.12
Outside Date    9.1(b)
Parent    Preamble
Post-Closing Representation    12.11(b)
Preliminary Adjustment Statement    2.9(a)
Pre-Closing Tax Return    10.1
Prior Company Counsel    12.11(b)

Proceeds Cap	11.4(b)
Proposal    7.9
Protest Notice    2.9(c)
Purchase Price    2.2
Reference Balance Sheet    3.8
Release    3.17(c)(iii)
Section 338(h)(10) Election    10.7
Seller    Preamble
Seller Indemnified Persons    11.2(b)
Seller Tax Claims    10.4(a)
Shortfall Amount    2.9(e)(ii)
Solvent    5.6
Store Location(s)    3.13(b)
Survival Period    11.1
Tax Claim    10.4(a)

Third-Party Claim    11.5(a)
Transferred Employee    7.6(a)

ARTICLE II.
SALE AND PURCHASE
2.1    Sale and Purchase of Company Shares and the Acquired Assets.
(a)    At the Closing, subject to the terms and conditions of this Agreement, Parent shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Parent, all of the Company Shares, free and clear of all Liens other than Liens on the transfer of securities generally arising under applicable federal or state securities laws.
(b)    At the Closing, subject to the terms and conditions of this Agreement, GCO Canada and Flagg Bros. shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Flagg Bros. and GCO Canada, all of GCO Canada’s or Flagg Bros.’ rights, title and interest in the properties, assets and contracts exclusively related to the Business including such properties, assets and contracts listed on Section 2.1(b) of the Company Disclosure Schedule (collectively, the “Acquired Assets”), free and clear of all Liens other than Permitted Encumbrances.
(c)    Other than the Acquired Assets, Buyer is not purchasing and neither GCO Canada nor Flagg Bros. is selling any other rights, title or interest in any other assets of GCO Canada or Flagg Bros. (collectively, the “Excluded Assets”).
(d)    Buyer will not assume or otherwise be responsible for any liabilities or obligations of GCO Canada or Flagg Bros., except that from and after the effective time of the Closing, Buyer will assume and pay, perform and discharge when due (i) any and all Liabilities in respect of the ownership, use or operations of the Acquired Assets which accrued on or after the effective time of the Closing in connection with Buyer’s ownership, operation or use of the Acquired Assets, including all Liabilities (i) under leases and other contracts transferred as part of the Acquired Assets or as required pursuant to the Lease Consents to the extent such Liabilities thereunder are required to be performed or discharged on or after the effective time of the Closing and do not relate to any breach, default or violation by GCO Canada or Flagg Bros. relating to the period prior to the effective time of the Closing and (ii) any and all Liabilities of Buyer for Taxes with respect to the Acquired Assets or the operation of the Business conducted by Flagg Bros. and GCO Canada for any taxable period, or any portion of any taxable period including but not ending on the Closing Date (determined under the methodology set forth in Section 10.2) beginning after the Closing Date, (iii) any and all Liabilities of GCO Canada and Flagg Bros. with respect to any of the matters set forth on Section 3.10 of the Company Disclosure Schedule, and (iv) any and all Liabilities of GCO Canada and Flagg Bros. included in the calculation of Final Closing Date Net Working Capital (collectively, the “Assumed Liabilities”).
(e)    Except for the Assumed Liabilities, Buyer shall not assume or become obligated with respect to any Liabilities of GCO Canada or Flagg Bros., and GCO Canada or Flagg Bros., as applicable, shall retain and pay, perform and discharge when due all liabilities and obligations not included in the Assumed Liabilities (collectively, the “Excluded Liabilities”).
2.2    Purchase Price. Subject to the adjustments set forth in Section 2.9, Buyer shall pay or cause to be paid by wire transfer of immediately available funds to Parent and/or such Sellers as designated by Parent in writing at least two (2) Business Days prior to the Closing (i) cash in an aggregate amount of $100,000,000 (the “Purchase Price”), minus (ii) the unpaid Selling Expenses, minus (iii) the amount of any Indebtedness, plus (iv) the Estimated Closing Date Cash, and plus or minus (as the case may be) (v) the Estimated Working Capital Deficit or the Estimated Working Capital Surplus (such net amount being, the “Closing Cash Amount”).

2.3    Payments at Closing for Selling Expenses. Buyer shall pay by wire transfer of immediately available funds at the Closing any outstanding Selling Expenses that have not been paid prior to the Closing Date, and such payments will result in a reduction of the Purchase Price as described in Section 2.2 above.
2.4    Payment at Closing for Indebtedness. Buyer shall pay by wire transfer of immediately available funds at the Closing the amount of any outstanding Indebtedness that has not been paid prior to the Closing Date, and such payments will result in a reduction of the Purchase Price as described in Section 2.2 above.
2.5    Closing Calculation. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer an estimated unaudited balance sheet of the Business as of the Closing prepared on a basis consistent with the Interim Financial Statements (the “Estimated Closing Date Balance Sheet”), together with a calculation (the “Closing Calculation”) setting forth the Estimated Closing Date Cash and the Estimated Closing Date Net Working Capital and the amount of outstanding Selling Expenses and Indebtedness, together with invoices and payoff letters, as applicable, to be paid by Buyer pursuant to Section 2.3 and 2.4 above.
2.6    Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 9.1, and subject to the satisfaction of the conditions set forth in Article VIII (or waiver in accordance with Section 12.2), the closing of the transactions contemplated hereby (the “Closing”) shall take place on the later of (i) February 2, 2019 or (ii) the last Business Day of Genesco’s fiscal month following the date on which all the conditions set forth in Article VIII shall have been satisfied (or waived in accordance with Section 12.2) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time and/or date is agreed to by Buyer and Sellers. The Closing shall take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or such other place as Buyer and Sellers otherwise agree (including by means of facsimile, email or other electronic transmission). The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 11:59 p.m. (Nashville, Tennessee time) on the Closing Date.
2.7    Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:
(a)    stock certificates (or similar evidence) representing all of the Company Shares, with blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
(b)    the Company Certificate of Incorporation and equivalent documents for each Included Subsidiary certified as of a recent date by the Secretary of State of the jurisdiction of incorporation or formation, as applicable, of each Acquired Company;
(c)    a certificate of good standing issued by the secretary of state of each Acquired Company’s jurisdiction of incorporation or formation, as applicable;
(d)    a certificate from an officer of Sellers, given on behalf of Sellers and not in such officer’s individual capacity, certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

(e)    a certificate executed by each of Parent and Flagg Bros., duly completed pursuant to Section 1.1445–2(b) of the Treasury Regulations, certifying that such Seller is not a foreign person, and a certificate executed by GCO Canada certifying that GCO Canada is not a United States real property holding corporation;
(f)    evidence of the release of, evidence of the payment in full of all amounts necessary for the release of, or receipt of payoff letters that, subject only to Closing, obligate a secured party to release, all Liens (including UCC-3 termination statements, if applicable), other than Permitted Encumbrances, with respect to the Company Shares and the Acquired Assets in form and substance reasonably satisfactory to Buyer;
(g)    written resignations, effective as of the Closing of the directors and certain officers of the Acquired Companies identified on Section 2.7(g) of the Company Disclosure Schedule;
(h)    the Bill of Sale, executed by GCO Canada and Flagg Bros.;
(i)    the Lease Agreement, executed by Lids Properties, LLC;
(j)    the Trademark Assignment Agreement, executed by GCO Canada;
(k)    the Transition Services Agreement, executed by Sellers; and
(l)    such other documents or instruments as the parties mutually agree in good faith that are reasonably necessary to consummate the transactions contemplated by this Agreement.
2.8    Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:
(a)    an aggregate amount in cash equal to the Closing Cash Amount, by wire transfer of immediately available funds to an account of Parent designated in writing by Parent to Buyer;
(b)    the certificate of formation of Buyer certified as of a recent date by the Secretary of State of the State of Delaware;
(c)    a certificate of the Secretary of State of the State of Delaware as to the good standing as of a recent date of Buyer in such jurisdiction;
(d)    a certificate from an officer of Buyer, given on behalf of Buyer and not in such officer’s individual capacity, certifying to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied;
(e)    the Bill of Sale, executed by Buyer (or its designated Affiliate(s));
(f)    the Lease Agreement, executed by Buyer or one of its Affiliates;
(g)    the Trademark Assignment Agreement, executed by Buyer;
(h)    the Transition Services Agreement, executed by Buyer; and

(i)    such other documents or instruments as the parties mutually agree in good faith that are reasonably necessary to consummate the transactions contemplated by this Agreement.
2.9    Purchase Price Adjustments.
(a)    No less than two (2) Business Days prior to the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a statement that contains a calculation of the Estimated Closing Date Net Working Capital of the Company as of 11:59 p.m. (Nashville, Tennessee time) on the Closing Date (the “Preliminary Adjustment Statement”). Not later than one (1) Business Day prior to the Closing, Buyer shall identify any adjustments that it believes are required to be made to the Preliminary Adjustment Statement, which Sellers will consider in good faith, and Parent will re-deliver to Buyer the Preliminary Adjustment Statement with such revisions to which Sellers agree. If the Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital (such deficiency, the “Estimated Working Capital Deficit”), then the Purchase Price shall be adjusted as set forth in Section 2.2. If the Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital (such excess, the “Estimated Working Capital Surplus”), then the Purchase Price shall be adjusted as set forth in Section 2.2 .(b)    As soon as reasonably practicable after the Closing Date, but not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers an unaudited consolidated balance sheet of the Business as of 11:59 p.m. (Nashville, Tennessee time) on the Closing Date (the “Final Closing Date Balance Sheet”) and a reasonably detailed statement (together with the Final Closing Date Balance Sheet, collectively, the “Adjustment Statements”) setting forth Buyer’s calculations of Closing Date Cash (the “Final Closing Date Cash”) and Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”). The Adjustment Statements shall be accompanied by reasonable supporting details and work papers. The Final Closing Date Balance Sheet shall be prepared in accordance with the methodologies, standards and principles applied in preparing the Estimated Closing Date Balance Sheet.
(d)    Upon receipt of a Protest Notice, Buyer and Sellers shall attempt in good faith to resolve any dispute regarding the Adjustment Statements (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Sellers in writing, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyer and Sellers are unable to resolve any disagreement with respect to the Adjustment Statements within thirty (30) days following Buyer’s receipt of the Protest Notice, then Buyer and Sellers shall engage and submit such dispute for resolution to a mutually agreed upon independent accounting firm (the “Arbitrating Accountant”). The Arbitrating Accountant will be instructed to send to Buyer and Sellers, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination on the specific matters in dispute which calculation shall be between the determinations prepared by Sellers and Buyer and shall be final and binding on all parties (it being understood that the Arbitrating Accountant shall consider only those items as to which there is a disagreement as set forth in the Protest Notice and that the Arbitrating Accountant shall be functioning as an expert and not as an arbitrator). The Arbitrating Accountant will determine the allocation of the cost of the Arbitrating Accountant’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitrating Accountant. For example, should the items in dispute total an amount equal to $1,000 and the Arbitrating Accountant awards $600 in favor of Sellers’ position, 60% of the costs of the Arbitrating Accountant’s review would be borne by Buyer and 40% of the costs of the Arbitrating Accountant’s review would be borne by Seller.
(e)    Within five (5) days after the final determination of the Adjustment Statements:

(i)    If the Final Purchase Price is greater than the Estimated Purchase Price (such excess amount, the “Excess Amount”), then Buyer shall pay (without interest) to Parent an aggregate amount equal to the Excess Amount, by wire transfer of immediately available funds to the Parent account or accounts set forth in in writing by Parent.
(ii)    If the Final Purchase Price is less than the Estimated Purchase Price (such shortfall amount, the “Shortfall Amount”), then Parent shall pay (without interest) to the Buyer an aggregate amount equal to the Shortfall Amount, by wire transfer of immediately available funds to the Buyer account set forth in writing by Buyer.
(f)    The parties agree Sellers and their Affiliates may engage the Acquired Companies’ accountants and advisors at Ernst & Young LLP, Deloitte LLP, Bass, Berry & Sims, McCarthy Tétrault LLP and their respective Affiliates to advise or represent them in connection with the determination of the Final Closing Date Cash and Final Closing Date Net Working Capital and the matters addressed by this Section 2.9. Each party will enter into such waivers, indemnities and other agreements as Ernst & Young LLP, Deloitte LLP, Bass, Berry & Sims, McCarthy Tétrault LLP and their respective Affiliates shall reasonably require to permit Ernst & Young LLP, Deloitte LLP, Bass, Berry & Sims, McCarthy Tétrault LLP and their respective Affiliates to provide such advice or representation.
(g)    The parties agree that, upon payment of the amounts provided in Section 2.9(c), none of the parties may make or assert any claim for any Loss in respect of any matter resolved in accordance with this Section 2.9.
(h)    Any payments made pursuant to this Section 2.9 (other than fees paid to the Arbitrating Accountant) shall be treated by the parties as an adjustment to the Purchase Price for Income Tax purposes, unless a Final Determination requires such payment to be treated differently.
2.10    Allocation of Purchase Price. On the later of (a) one hundred twenty (120) days following the Closing and (b) the date on which the Final Closing Date Net Working Capital is determined, Sellers shall provide Buyer with (A) the allocation of the Purchase Price (plus the Assumed Liabilities to the extent properly taken into account under Sections 1060 and 338 of the Code and the Regulations thereunder) among the Company Shares and each of the Acquired Assets, and (B) a schedule reflecting an allocation of the Purchase Price (plus the Assumed Liabilities and other items, to the extent properly taken into account under Sections 1060 and 338 of the Code and the Regulations thereunder) allocated to the Company Shares among each of the assets of the Company. The allocation schedule shall be prepared by Sellers in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate). If Buyer objects to any allocation reflected on such schedules, Buyer shall provide notice of such objection to Sellers within thirty (30) days of receiving such schedules, and Sellers and Buyer shall attempt in good faith to reach agreement on a revised allocation schedule within thirty (30) days of Sellers’ receipt of such notice of objection. If Sellers and Buyer reach an agreement on a revised allocation schedule (or if Buyer fails to provide a timely notice of objection to the allocation schedules provided by Sellers), then Sellers and Buyer agree to file all Tax Returns in a manner consistent with the allocation schedules provided by Sellers (adjusted as necessary to reflect any revisions agreed to by Sellers and Buyer) and agree not to take any position before any Governmental Authority that is inconsistent with such allocation schedules. If Sellers and Buyer shall not have agreed to revised allocation schedules by the thirtieth (30th) day following Sellers’ receipt of a notice of objection from Buyer, then Sellers and Buyer shall have no further obligations pursuant to this Section 2.10, and each of Sellers and Buyer shall make its own determination of the allocation of the Purchase Price.

2.11    Bulk Sales Laws. Buyer hereby waives compliance by GCO Canada or Flagg Bros. with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer, it being understood that any Liabilities arising out of the failure of GCO Canada or Flagg Bros. to comply with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
2.12    Further Conveyances; Consents; Nonassignable Assets.
(a)    From time to time following the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, in all cases, at the sole cost and expense of the requesting party, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be required to assure fully to Buyer and its respective permitted successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Transaction Documents and to assure fully to Sellers and their respective Affiliates and their permitted successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
(b)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset, including any contract, Permit, Intellectual Property, warranty, deposit or other right, that by its terms or by any Law (i) is nonassignable without the consent of a Governmental Authority or third party, (ii) would be subject to termination or restriction by a Governmental Authority or third party in the event of an assignment without the consent of such Governmental Authority or third party, as applicable or (iii) requires that prior notice be delivered to such Governmental Authority or third party (“Nonassignable Assets”) unless and until such consent shall have been obtained or such notice shall have been delivered. To the extent permitted by applicable Law, and subject to Section 12.5 in the event consents to the assignment thereof cannot be obtained, notices cannot be delivered on or prior to the Closing, or in respect of the Excluded Leases, from and after the Closing, Sellers shall (or shall cause their respective Affiliates to) provide Buyer the benefits under any such Nonassignable Asset in accordance with the terms thereof at Buyer’s and the Acquired Companies’ sole cost and expense. Sellers, or the applicable Affiliate of Sellers, shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets and Buyer shall promptly pay to Sellers any fees or amounts owed or to be paid by any Seller in respect of all Nonassignable Assets. As of and from the Closing Date, Sellers authorize Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s and the Acquired Companies’ expense, to perform all the obligations and receive all the benefits of Sellers under the Nonassignable Assets.
2.13    Proration of Certain Expenses. Except as otherwise set forth herein with respect to Taxes, all expenses and other payments in respect of all rents, common area maintenance, utilities and other payments due under or with respect to any Store Location or Leased Real Property leases or personal property leases (to the extent used in the Business) shall be prorated between Sellers, on the one hand, and Buyer, on the other hand, as of the Closing Date; provided, however, that (a) any such expenses or other payments described in this Section 2.13 that are reflected in the Final Closing Date Net Working Capital shall not subject to proration and (b) if Buyer is restricted from making any such payment at Closing under the terms of its credit agreement with respect to the Financing, Buyer shall have until two (2) Business Days following the Closing Date to satisfy its obligation to pay or reimburse the applicable Sellers for its portion of any such prorated expenses. The parties hereto acknowledge and agree that in the event Buyer does not pay in full and within the required time period all prorated expenses required by this Section 2.13, Genesco, GCO Canada and Flagg Bros. may immediately cease providing all services under the Transition Services Agreement, and the Transition Services Agreement and all of Genesco’s, GCO Canada’s and Flagg Bros.’s obligations thereunder shall terminate immediately.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS
Except as set forth in the Company Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer on the date hereof and on the Closing Date as follows:
3.1    Organization and Qualification. Each Acquired Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and (i) has all the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified would not have a Material Adverse Effect.
3.2    Organizational Documents. Sellers have made available to Buyer a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws (or equivalent organizational documents for each of the Included Subsidiaries), in each case as presently in effect. The Company is not in violation of the Company Certificate of Incorporation or the Company Bylaws (or equivalent organizational documents for each of the Included Subsidiaries).
3.3    Capitalization; Subsidiaries.
(a)    The Company Shares constitute 100% of the total issued and outstanding shares of capital stock in the Company, all of which are owned by Parent. All Company Shares are validly issued, fully paid and nonassessable.
(b)    None of the outstanding Company Shares are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right, any applicable Law or any agreement, arrangement or commitment to which any Seller or the Company is a party. Except for the Company Shares, no other equity interests or other voting securities of the Company are issued or outstanding.
(c)    Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or obligations of any kind (contingent or otherwise) to which the Company or any Included Subsidiary is a party or by which it is bound obligating the Company or any Included Subsidiary to issue, deliver or sell additional securities of the Company or any Included Subsidiary or obligating the Company or any Included Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right or obligation. There are no outstanding obligations of the Company or any Included Subsidiary to repurchase, redeem or otherwise acquire, directly or indirectly, any securities (or options or warrants to acquire any such securities) of the Company or any Included Subsidiary.

(d)    Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Included Subsidiaries. All of such shares or other equity interests are validly issued, fully paid and nonassessable, and none of such shares or other equity interests are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or any applicable Law.
(e)    Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Company Shares, free and clear of all Liens, other than Liens on the transfer of securities generally arising under applicable federal or state securities laws or Liens arising from acts of Buyer from and after the Closing Date.
3.4    Authority; Enforceability. The Company and each Included Subsidiary has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and each Included Subsidiary of this Agreement, each other Transaction Document and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Company’s or such Included Subsidiary’s board of directors or other governing body and have been duly and validly authorized by all required corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of the Company or the Included Subsidiary are necessary to authorize this Agreement, any Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and each Included Subsidiary and, assuming the due authorization, execution and delivery thereof by Buyer and Sellers, constitutes a legal, valid and binding obligation of the Company and each Included Subsidiary, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
3.5    No Conflict; Required Filings and Consents. Except as set forth on Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, (a) result in a violation or breach of any provision of the Company Certificate of Incorporation, the Company Bylaws or the equivalent organizational documents of any Included Subsidiary, (b) result in a violation or breach of any provision of any Law or Order applicable to the Acquired Companies or by which any of their respective properties, rights or assets is bound or affected, except any such conflict or violation that would not be material to the Acquired Companies, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Acquired Companies’ rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Acquired Companies or the Acquired Assets pursuant to, any Material Contract. Except as set forth on Section 3.5 of the Company Disclosure Schedule, no Governmental Approval of, or Filing to, any Governmental Authority is required to be obtained or made by the Acquired Companies in connection with the consummation of the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating to Buyer and its Affiliates that are not applicable to Seller.
3.6    Material Contracts.
(a)    Section 3.6(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Material Contracts to which the Company, Flagg Bros. or GCO Canada (subject to Section 3.6(b)) or any Acquired Company is a party or is otherwise bound. As used herein, “Material Contracts” means all of the following undischarged contracts as of the date of this Agreement:
(i)    any agreement for the employment of any officer, employee or other individual on a full-time or consulting basis which provides for annual payments by any Acquired Company, Flagg Bros. or GCO Canada in excess of $250,000, which is not terminable on ninety (90) days’ notice or less by such Acquired Company, Flagg Bros. or GCO Canada without liability for any penalty or severance payment;
(ii)    contracts (other than contracts covered by Section 3.6(a)(iii)) involving (A) revenues or receipts in excess of $500,000 or (B) expenditures or payables in excess of $500,000, in the aggregate during the twelve months ended on the Balance Sheet Date, in each case that are not cancelable by such Acquired Company, Flagg Bros. or GCO Canada without liability for material penalty upon ninety (90) days’ notice or less;
(iii)    loan agreements or indentures relating to Indebtedness and each agreement guaranteeing, or providing security for, Indebtedness;
(iv)    each joint venture or partnership agreement to which any Acquired Company, Flagg Bros. or GCO Canada is a party;
(v)    (A) leases or subleases of real property requiring payments to or from any Acquired Company, Flagg Bros. or GCO Canada in excess of $300,000 per annum, (B) licenses (other than any IP License) requiring payments to or from any Acquired Company, Flagg Bros. or GCO Canada in excess of $250,000 per annum representing an interest in or in respect of any material rights, assets or property;
(vi)    contracts relating to any settlement agreement to which any Acquired Company, Flagg Bros. or GCO Canada is a party, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of the Business in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with such Acquired Company, Flagg Bros. or GCO Canada, (B) settlement agreements for cash only (which has been paid or accrued for) which do not exceed $250,000 as to such settlement or (C) settlement agreements entered into more than two years prior to the date of this Agreement under which any Acquired Company, Flagg Bros. or GCO Canada does not have any continuing obligations, liabilities or rights (excluding releases), in each case that is material to the Business;
(vii)    contracts providing for the payment of any severance, retention, change in control or similar payments or any other form of deferred compensation;
(viii)    contracts containing covenants (i) restricting the ability of any Acquired Company, GCO Canada or Flagg Bros. to (A) solicit for employment or hire any Person, (B) compete with any Person or (ii) prohibiting any Acquired Company, GCO Canada or Flagg Bros. from entering into any line of business, using any Company-Owned Intellectual Property or freely providing services or supplying products to any customer or potential customer or in any part of the world;
(ix)    contracts granting any Person exclusive relations or “most favored nation” or similar protective pricing terms;
(x)    contracts granting to any Person any right of first refusal, right of first offer or similar rights that limits the ability of any Acquired Company, GCO Canada or Flagg Bros. to sell, transfer, pledge or otherwise dispose of any material amount of its assets or business; and
(xi)    contracts involving any Governmental Authority.
(b)    Notwithstanding anything herein to contrary, no contract or agreement to which either Flagg Bros. or GCO Canada is a party or is otherwise bound will be deemed to be a “Material Contract” for purposes of this Agreement unless such contract or agreement is used exclusively in the Business.
(c)    True and complete copies of all Material Contracts have been made available to Buyer by the Company. Except for Material Contracts which expire by or are terminated pursuant to their terms, each Material Contract is in full force and effect, is a valid and binding obligation of the applicable Acquired Company, Flagg Bros. or GCO Canada and, to the Knowledge of the Company, of each other party thereto and is enforceable in accordance with its terms against such Acquired Company, Flagg Bros. or GCO Canada and, to the Knowledge of the Company, against each other party to such contract, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). No Acquired Company, nor Flagg Bros., nor GCO Canada is and, to the Knowledge of the Company, no other party to any such contract is, in material default, breach or violation of any Material Contract. Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, since January 1, 2017, no Acquired Company nor Flagg Bros., nor GCO Canada has given to, or received from, any other party to any Material Contract, any written notice regarding any default, breach or violation, where such default, breach or violation would have a Material Adverse Effect.
3.7    Compliance. Except as set forth on Section 3.7 of the Company Disclosure Schedule, each Acquired Company and, solely with respect to the Business, each of Flagg Bros. and GCO Canada is in compliance in all material respects with all Laws applicable to it, except where the failure to be in compliance would not have a Material Adverse Effect. Each Acquired Company and, solely with respect to the Business, Flagg Bros. and GCO Canada, has all Permits required under applicable Laws or necessary in connection with the conduct of its business, except for such Permits the absence of which would not have a Material Adverse Effect. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 3.7 with respect to the matters described in Sections 3.11 (Employee Benefit Plans), 3.12 (Labor Matters), 3.14 (Taxes) or 3.17 (Environmental Matters).
3.8    Financial Statements. Section 3.8 of the Company Disclosure Schedule contains true and complete copies of the (i) unaudited consolidated balance sheet of the Business as of February 3, 2018 and the related statement of profit and loss for the year then ended (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Business as of November 3, 2018 and the related statements of profit and loss for the nine (9) months then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The balance sheet of the Business as of November 3, 2018 is referred to herein as the “Reference Balance Sheet” and November 3, 2018 is referred to herein as the “Balance Sheet Date.” Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP as of the date thereof or for the period thereof, as applicable, and fairly present in all materials respects the financial position and results of operations of the Business as of the respective dates thereof and for the periods indicated. The Acquired Companies and, solely with respect to the Business, Sellers do not have any Liabilities that would be required to be reflected in or reserved against on a balance sheet prepared in accordance with GAAP as of the date thereof and were not so reflected or reserved against, other than (i) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby or as set forth in the Company Disclosure Schedule, or (iii) Liabilities arising from the matters set forth on Section 3.8 of the Company Disclosure Schedule. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Acquired Companies and, solely with respect to the Business, Sellers have no outstanding Indebtedness, other than Intercompany Payables. All Intercompany Payables will be repaid or otherwise discharged in full as of the Closing.
3.9    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been a Material Adverse Effect, and (except as set forth on Section 3.9 of the Company Disclosure Schedule and otherwise in connection with the transactions contemplated hereby) the Business has been conducted in all material respects in the ordinary course of business.
3.10    Absence of Litigation, Claims and Orders. Except as set forth on Section 3.10 of the Company Disclosure Schedule, as of the date hereof, there are no (a) material Claims pending or, to the Knowledge of the Company, threatened against any Acquired Company or, solely with respect to the Business, any Seller or any properties, rights or assets of the Business, or (b) material Orders outstanding to which any Acquired Company or, solely with respect to the Business, any Seller or any of properties, rights or assets of the Business is subject. There are no Claims as of the date hereof pending or, to the Knowledge of Company, threatened on behalf of or against any Acquired Company or, solely with respect to the Business, any Seller that (i) challenge (A) the validity of this Agreement or any other Transaction Document to which it is a party or (B) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby, (ii) could reasonably be expected to impair or delay the transaction contemplated hereby or the ability to consummate the transactions contemplated hereby or (iii) could reasonably be expected to adversely affect any Acquired Company’s or any Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.
3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, incentive, retention, change in control, severance pay, sick pay, vacation pay, salary continuation, fringe benefit, stock option, equity compensation and deferred compensation plan, program, policy, practice, agreement or arrangement, in which the Business Employees or any former employees of the Acquired Companies or the spouses, dependents or beneficiaries of any such employees participate or with respect to which any of the Acquired Companies has or may have any Liability (each of the foregoing being referred to in this Agreement as an “Employee Plan”). Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Person that is treated as a single employer with the Company under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) has announced any plan or has made any express or implied commitment, whether legally enforceable or not, to create any additional Employee Plan or to amend, modify or terminate any existing Employee Plan, other than with respect to any amendment, modification or termination required by ERISA, the Code or other applicable Law

(b)    Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, each Employee Plan is in material compliance with, and has been operated and administered in material compliance with its terms, ERISA, the Code and all other applicable Law. No Employee Plan currently is the subject of any examination or audit by any Governmental Authority. None of the Acquired Companies or, solely with respect to the Business, any Seller or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in a prohibited transaction that could reasonably be expected to subject the Acquired Companies to any Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, no Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, neither any of the Acquired Companies nor any ERISA Affiliate sponsors or contributes to, or has at any time within the past six (6) years sponsored or contributed to, any Multiemployer Plan or other pension plan subject to Title IV of ERISA, and none of the Acquired Companies have any Liability with respect to any Employee Plan or otherwise under Title IV of ERISA. None of the Acquired Assets are, or may reasonably be expected to become, the subject of any Lien arising under ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, with respect to each Employee Plan that is a “pension plan” (as defined in Section 3(2) of ERISA), including any such Employee Plan maintained or required to be contributed to in any jurisdiction outside of the United States, there is no “accumulated funding deficiency” or “unfunded benefit liability” that could result in material Liability to Sellers.
(c)    Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, none of the Employee Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination of employment or retirement, except health continuation coverage required under Section 4980B of the Code (or equivalent state Law). None of the Acquired Companies have any material Liability for Taxes under any of Sections 4980B, 4980D or 4980H of the Code.
(d)    Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service as to its qualified status or (ii) may rely upon a prototype or volume submitter opinion letter, and, to the Knowledge of the Company, no event has occurred that would adversely affect the qualified status of any such Employee Plan
(e)    The Company has made available to Buyer or to Buyer’s counsel true and complete copies of the following documents relating to the Employee Plans: (i) all Employee Plan documents (or, for any Employee Plan not in writing, a written summary of its material terms), (ii) all trust agreements, custodial agreements, insurance policies, and material administrative, investment, investment management and investment advisory agreements, (iii) all summary plan descriptions, summaries of material modifications, benefit summaries and employee handbooks, and (iv) the most recently filed Form 5500 or annual information return for each Employee Plan for which a Form 5500 or annual information return is required to be filed, with all schedules, financial statements and actuarial reports attached, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a determination letter, and (vi) all correspondence relating to any plan examination, audit or compliance correction with any Governmental Authority during the past three (3) years.
(f)    There are no pending or, to the Knowledge of the Company, threatened Claims with respect to any Employee Plan, other than ordinary and usual claims for benefits by plan participants and beneficiaries. All contributions, premium payments and expenses relating to each Employee Plan, whether required by Law or by the terms of the Employee Plan, have been made on a timely basis or, if not yet due, have been properly reflected in the Financial Statements, if applicable.
(g)    Except as set forth on Section 3.11(g) of the Company Disclosure Schedule and except for the pro rata vesting at Closing of equity awards of Genesco to Business Employees pursuant to Genesco’s equity incentive plans and award agreements thereunder, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event(s), with or without notice or lapse of time or both) will (i) entitle any Business Employee or any former employee of any Acquired Company, or any beneficiary, spouse or dependent of any such Person to any retention, severance or change in control compensation or any other payment, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including, without limitation, any equity interest) under any Employee Plan, (iii) result in any breach or violation of any obligation under any Employee Plan, or (iv) require any Acquired Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person under any Employee Plan. No amount that could become payable (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or by any ancillary agreements, by any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Employee Plan would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, no Business Employee and no former employee of any Acquired Company is entitled to any gross-up, make-whole or other additional payment from any of the Acquired Companies in respect of any Tax (including any Tax imposed under Section 4999 of the Code).
(h)    Each Employee Plan that constitutes in whole or in part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and administered in material compliance with the requirements of Section 409A of the Code and applicable Regulations and other guidance issued thereunder.
3.12    Labor Matters.
(a)    No Acquired Company or, solely with respect to the Business, Seller is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No Acquired Company or, solely with respect to the Business, Seller has been subject to a strike, work stoppage or material labor dispute since the date that is three (3) years prior to the date hereof. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Business.
(b)    Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or as would not be material, there are no pending or, to the Knowledge of the Company, threatened charges or complaints against any Acquired Company or, solely with respect to the Business, Seller before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims or any other claims arising from or relating to the employment of any of the employees of the Business or relationship of Business with any independent contractor.

3.13    Assets.
(a)    As of the Closing, none of the Acquired Companies, Flagg Bros. or GCO Canada will own any real property.
(b)    Section 3.13(b) of the Company Disclosure Schedule lists (i) all real property with respect to which any Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada holds a leasehold interest or otherwise has a license to use, except for each Store Location (the “Leased Real Property”) and (ii) each Store number and corresponding Store location (including city and state) under which any Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada leases, subleases or otherwise has the right to use pursuant to a Lease (individually a “Store Location” and collectively, the “Store Locations”). Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, other than Permitted Encumbrances, no Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada has entered into any material subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Store Locations or Leased Real Property by any Person other than the Acquired Companies or, solely with respect to the Business, Flagg Bros. or GCO Canada.
(c)    Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, each Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada owns good title to, or holds pursuant to valid and, to the Knowledge of the Company, enforceable leases, all of the material personal property shown to be owned by it on the Reference Balance Sheet (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business), free and clear of all Liens other than Permitted Encumbrances.
(d)    Except for (i) the assets retained by Sellers or their Affiliates used to provide services under the Transition Services Agreement or pursuant to the Lease Agreement, (ii) the “Excluded Services” (as set forth on Schedule A to the Transition Services Agreement), and (iii) services that the parties may subsequently (after the date hereof) agree to be provided under or removed from the Transition Services Agreement, the Acquired Assets, taken together with the assets owned by the Acquired Companies, constitute all of the assets necessary to operate the Business as currently conducted. None of Genesco or any of its Affiliates, other than GCO Canada and Flagg Bros., owns any right, title or interest in any of the Acquired Assets.
3.14    Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:
(a)    Each Acquired Company has filed all Income Tax and other material Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns are correct and complete in all material respects.
(b)    All material amounts of Taxes that any Acquired Company is or was required by applicable Law to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority.
(c)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to any Acquired Company which will require such Acquired Company to include any item in taxable income for any Post-Closing Tax Period.

(d)    No Acquired Company has engaged in any “listed transactions” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).
(e)    No Acquired Company is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.
(f)    Except as set forth in Schedule 3.14(f), neither Parent nor any Acquired Company has been notified in writing in the past three (3) years of any claim by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
3.15    Intellectual Property
(a)    Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of all Company-Owned Intellectual Property registered or applied for before a Governmental Authority. Except as would not be material to the Business, each Acquired Company, Flagg Bros. or GCO Canada owns the right, title and interest in or has an exclusive license to such Company-Owned Intellectual Property. To the Knowledge of the Company, except as set forth on Section 3.15(a) of the Company Disclosure Schedule, no third party has infringed, is infringing upon or is misappropriating any such Intellectual Property Rights of the Company-Owned Intellectual Property. Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, all issued patents, registered copyrights and registered trademarks that are a portion of such Company-Owned Intellectual Property set forth on Section 3.15(a) of the Company Disclosure Schedule and applications with respect thereto, (i) have not lapsed, expired or been abandoned, and (ii) are not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Authority.
(b)    Section 3.15(b) of the Company Disclosure Schedule contains a true and complete list of all third party software licensed to any Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada through a license, sublicense or another agreement requiring annual license fee payments from such Acquired Company, Flagg Bros. or GCO Canada in excess of $100,000 per annum (“IP License”), other than software generally commercially available or subject to “shrink-wrap” or “click-through” or any other similarly generally available end user license agreements terms of use or service or pre-installed in computer hardware in the ordinary course of business.
(c)    Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the conduct of the Business does not infringe, misappropriate or violate the Intellectual Property Rights of a third party. There is no material charge, complaint, claim, demand or notice, in each case issued in writing by a third party, to any Acquired Company or, solely with respect to the Business, GCO Canada or Flagg Bros. that is pending and alleging any interference, infringement, misappropriation or violation of the Intellectual Property Rights of the third party.
(d)    The Business is in compliance in all material respects with all Laws in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personally identifiable information accessed, used or collected in the operation of the Business. The Sellers, the Acquired Companies, Flagg Bros. and GCO Canada are in material compliance with their respective written policies applicable to data privacy, data security, and/or personally identifiable information. In the last three (3) years, none of the Acquired Companies or the Business have experienced any incident in which personally identifiable information was stolen or improperly accessed in a manner requiring notices to a consumer or a Governmental Authority, and the Sellers are not aware of any facts suggesting the likelihood of the foregoing.

(e)    Each of the Acquired Companies, Flagg Bros. and GCO Canada have taken commercially reasonable steps to protect and preserve the confidentiality of its material confidential information and trade secrets.
(f)    The representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties being made by Sellers in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property Rights and compliance with data privacy and data security Laws.
3.16    Insurance. The Company has made available to Buyer a true and complete list of all insurance policies covering the assets, equipment, properties, operations, employees, consultants, officers and directors of the Business. There is no claim by any Acquired Company or, solely with respect to the Business, any Seller currently pending under any of such policies as to which coverage has been denied or disputed by the insurers of such policies. All premiums due and payable under all such policies have been paid, and each Acquired Company or, solely with respect to the Business, any Seller is otherwise in compliance in all material respects with the terms of such policies.
3.17    Environmental Matters.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Acquired Companies or, solely with respect to the Business, Flagg Bros. or GCO Canada are not in violation of any Environmental Law; (ii) the Acquired Companies and, solely with respect to the Business, Flagg Bros. or GCO Canada have obtained and are in compliance with all required Environmental Permits; and (iii) there are no actions, Orders, written claims or written notices pending or, to the Knowledge of the Company, threatened against any Acquired Company or, solely with respect to the Business, Flagg Bros. or GCO Canada alleging violations of or liability under any Environmental Law.
(b)    Buyer acknowledges that (i) the representations and warranties contained in this Section 3.17 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.7) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws concerning (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.
(ii)    “Environmental Permits” means any Permit pursuant to any Environmental Law.
(iii)    “Hazardous Substances” means (A) those substances, materials or wastes defined or regulated as contaminants, pollutants, toxic, hazardous or acutely hazardous materials or substances or words of similar import, under, the following United States or Canadian federal, state or provincial statutes and any analogous state or provincial statutes, and all Regulations thereunder:

the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act, the Canadian Environmental Protection Act, 1999, the Fisheries Act, the Transportation of Dangerous Goods Act, and the Species at Risk Act (B) petroleum and petroleum products, including crude oil and any fractions thereof; and (C) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.
(iv)     “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the environment.
3.18    Brokers. Except for P.J. Solomon, L.P., no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company or Seller.
3.19    Affiliated Transactions. Except with respect to the Intercompany Payables, no officer, director, shareholder or Affiliate of any Acquired Company or, solely with respect to the Business, Seller or any individual in such officer’s, director’s or shareholder’s immediate family is a party to any material agreement or transaction with any Acquired Company or, solely with respect to the Business, Seller (other than Employee Plans and any agreement, contract, commitment or transaction which is not substantially less favorable to the Acquired Companies or Sellers as would be obtained by the Acquired Companies or Sellers at the time in a comparable arm’s-length transaction with a Person not affiliated with any Acquired Company or Seller) or has any material interest in any material property used by the Business.
3.20    Inventory. The inventory of the Acquired Companies and the inventory included in the Acquired Assets has been valued at the lower of cost or net realizable value in the Financial Statements.
3.21    Banks. Section 3.21 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which any Acquired Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon. No Person holds a power of attorney to act on behalf of any Acquired Company with respect to bank accounts.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Except as set forth in the Company Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer on the date hereof and on the Closing Date as follows:
4.1    Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Seller has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
4.2    Authority; Enforceability. Each Seller has the requisite power and authority to execute and deliver this Agreement, each other Transaction Document to which such Seller is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement, each other Transaction Document to which such

Seller is a party and each instrument required hereby to be executed and delivered by such Seller prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by such Seller’s board of directors and has been duly and validly authorized by all required corporate action, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement, any other Transaction Document to which such Seller is a party or any instrument required to be executed and delivered by such Seller prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
4.3    No Conflict; Required Filings and Consents. Except as disclosed on Section 4.3 of the Company Disclosure Schedule, the execution and delivery by each Seller of this Agreement, the other Transaction Documents to which such Seller is a party or any instrument required by this Agreement to be executed and delivered by such Seller on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, as applicable, (a) result in a violation or breach of any provision of any organizational document of any Seller, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to any Seller or by which any Seller’s respective properties, rights or assets is bound or affected, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair any Seller’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of any Seller pursuant to, any contractual obligation to which any Seller or its properties, rights or assets is or are bound.
4.4    Title. Parent (a) has good and valid title to the Company Shares, free and clear of all Liens except as are imposed by applicable securities laws and (b) has full power, right and authority to sell, assign, transfer and deliver the Company Shares to Buyer. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire valid title to the Company Shares, free and clear of all Liens, other than Liens created by Buyer and as are imposed by applicable securities laws.
4.5    Competition. Sellers and the Acquired Companies together with their affiliates (as defined in the Competition Act) do not have assets in Canada that exceed CA$300 million and annual gross revenues from sales in, from and into Canada that exceed CA$300 million, in either case, as determined pursuant to section 109 of the Competition Act.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Acquired Companies and Sellers on the date hereof and on the Closing Date as follows:
5.1    Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and (i) has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) except as would not have a material adverse effect on Buyer, is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified.
5.2    Authority; Enforceability. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Buyer prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer, and no other limited liability company or similar proceedings on the part of Buyer is necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by Buyer prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the Company and Sellers, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
5.3    No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement, the other Transaction Documents to which Buyer is a party or any instrument required by this Agreement to be executed and delivered by Buyer on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which Buyer is a party and any instrument required by this Agreement to be executed and delivered by Buyer on or prior to the Closing shall not, (a) result in a violation or breach of any provision of the organizational documents of Buyer, (b) conflict with or violate in any respect any Law or Order applicable to Buyer or by which any of its respective properties, rights or assets is bound or affected or (c) result in a breach or violation of, or require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Buyer’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Buyer pursuant to, any material contract to which Buyer is a party, or by which Buyer or its properties, rights or assets is or are bound or affected. No Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the consummation of the transactions contemplated hereby.
5.4    Absence of Litigation, Claims and Orders. As of the date of hereof, there are no (a) material Claims pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of its or their respective properties, rights or assets or (b) material Orders outstanding to which Buyer or any of its Subsidiaries or any of its or their respective properties, rights or assets is subject. There are no Claims as of the date hereof pending, or, to the Knowledge of Buyer, threatened on behalf of or against Buyer or any of its Subsidiaries that (i) challenge (A) the validity of this Agreement or any other Transaction Document to which it is a party or (B) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby, (ii) could reasonably be expected to impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby or (iii) could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
5.5    Sufficient Funds. At the Closing, Buyer will have immediately available funds sufficient to pay the Purchase Price and other amounts in accordance with Article II hereof and any other payments contemplated in this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and in connection with the Commitment Letter (as defined below). Buyer has delivered to Sellers a true and complete copy of the executed Commitment Letter, dated as of December 10, 2018, and excerpts of those portions of any executed fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other provision (excluding provisions related solely to fees and economic terms rather than covenants agreed to by the parties thereto) regarding the terms and conditions of the financing to be provided by such commitment letter (collectively, the “Commitment Letter”), between Buyer and Wells Fargo, pursuant to which Wells Fargo has committed to provide debt financing in accordance with and subject to satisfaction of the terms and conditions and in the amount(s) contemplated therein to Buyer in connection with the transactions contemplated hereby. The amounts committed pursuant to the Commitment Letter or any alternative financing are sometimes referred to herein as the “Financing.” The commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect and the Commitment Letter has not been amended or modified, and no such amendment or modification is contemplated. The Commitment Letter is in full force and effect in the form so delivered, and the Commitment Letter constitutes the valid and binding obligation of Buyer and, to the Knowledge of Buyer, Wells Fargo. For the avoidance of doubt, the foregoing notwithstanding, it shall not be a condition to Closing for Buyer to obtain the Financing or any alternative financing.
5.6    Solvency. As of the Closing, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing, and the payments contemplated by Article II hereof, any other repayment or refinancing of debt that may be contemplated in the Commitment Letter(s), and payment of all related fees and expenses, Buyer will be Solvent. For purposes of this Section 5.6, the term “Solvent” with respect to Buyer means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Buyer and its Subsidiaries taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of Buyer and its Subsidiaries taken as a whole as of such date, as such terms are generally determined in accordance with the applicable Delaware and federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the liabilities of Buyer and its Subsidiaries taken as a whole, on its existing debts as such debts become absolute and matured; (b) Buyer will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Buyer following such date.
5.7    Investment Intent. Buyer is acquiring the Company Shares for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Company Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Company Shares. Buyer acknowledges that Company Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Company Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. Buyer is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

5.8    Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
5.9    WARN Act Matters. None of Buyer or any of its Affiliates is contemplating any reduction in force or terminations of any employees or Transferred Employees that would give rise to a notice or payment in lieu of notice obligations under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.
5.10    Competition. Buyer together with its affiliates (as defined in the Competition Act) do not have assets in Canada that exceed CA$100 million and annual gross revenues from sales in, from and into Canada that exceed CA$100 million, in either case, as determined pursuant to section 109 of the Competition Act.
5.11    HSR. As determined under the HSR Act and its implementing regulations, Buyer is its own ultimate parent entity, is not engaged in manufacturing, and has total assets of less than $16.9 million.
ARTICLE VI.
PRE-CLOSING COVENANTS
6.1    Conduct of Business Pending Closing.
(a)    Except as required by Law, as contemplated by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule, each Acquired Company and, solely with respect to the Business, GCO Canada and Flagg Bros. shall operate the Business in the ordinary course and shall not during the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1 hereof, without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, do any of the following:
(i)    amend the Company Certificate of Incorporation or the Company Bylaws (or equivalent organizational documents of each Included Subsidiary);
(ii)    (A) issue, sell, redeem or acquire any equity securities (including Company Shares) or any other ownership interest in such Acquired Company; (B) effect any recapitalization, reclassification, stock split or similar change in the capitalization of such Acquired Company; or (C) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any equity securities or any other ownership interests in such Acquired Company;
(iii)    sell or transfer, or mortgage, pledge, lease (as lessor), license (as licensor), terminate any lease (as lessor) or license (as licensor), or otherwise dispose of or result in the creation of a Lien on any tangible or intangible asset or related assets of the Business with a value in excess of $250,000, other than in the ordinary course of business consistent with past practice;
(iv)    make any single capital expenditure, or a series of related capital expenditures, in excess of $250,000, except for expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the Business’s financial budget and plan previously made available to Buyer;

(v)    except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), make any material change in any of the accounting practices or principles used by it;
(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of such Acquired Company (other than pursuant to the terms of, or otherwise in furtherance of the transactions contemplated by, this Agreement);
(vii)    issue any purchase order or otherwise enter into any commitment to purchase any goods in excess of $750,000;
(viii)    amend or modify in any material respect adverse to any Acquired Company or cause the early termination of any Material Contract, in each case, other than renewals in the ordinary course of business or terminations due to any breach by the counterparty thereunder;
(ix)    except as required by Law or any written agreement in effect as of the date hereof, grant any salary or wage increases other than (A) immaterial wage or salary increases granted to Store-based employees or (B) wage or salary increases granted to other employees of the Business that do not exceed $100,000 in the aggregate, or, other than with respect to ordinary course modifications to any Employee Plan announced prior to the date hereof, modify any Employee Plan in any manner that increases the amount of liability attributable to such Acquired Company or, solely with respect to the Business Employees, Seller in respect of such Employee Plan, or adopt any Employee Plan; or
(x)    authorize or enter into any agreement in furtherance of any of the foregoing.
(b)    Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any Acquired Company or Seller prior to the Closing Date, (ii) prior to the Closing Date, each Acquired Company and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law. Furthermore, nothing contained in this Agreement will prohibit the Acquired Companies or Sellers, whether or not in the ordinary course of business and whether or not consistent with past practices, to pay or prepay any obligation or to pay, transfer or distribute to Parent or Genesco any cash (including distributions in respect of any Tax obligations of Seller or its parent companies). Additionally, Buyer acknowledges that nothing in this Section 6.1 shall prohibit any Acquired Company, GCO Canada, Flagg Bros. or any of their respective Affiliates from taking or not taking, as the case may be, any of the following actions (for avoidance of doubt, without the consent of Buyer): (A) reducing or not making capital expenditures, whether or not contemplated by the budget of the Business, including the purchase of embroidery machines; (B) taking or not taking operational actions where the effect of taking or not taking such action is decreased expense spending; (C) not making discretionary or other one-time or atypical purchases or otherwise not engaging in discretionary or other one-time or atypical spending; (D) reducing or freezing actions related to the hiring or promotions of employees of the Business (including Business Employees); (E) not entering into or not renewing guarantees with respect to obligations related to the Business; (F) modifying systems; (G) modifying, consistent with past practice, promotional practices to respond as needed to market conditions or competitive practices; or (H) modifying product purchasing decisions, to the extent such decisions do not result in an action for which Buyer’s consent is required pursuant to clause (vii) above.

(c)    Buyer shall respond with promptness and in good faith to any and all requests by any Seller for consent(s) for the Acquired Companies or Sellers to take any of the actions specified in this Section 6.1, and if Buyer fails to respond within two (2) Business Days following receipt of a written request by such any Acquired Company or Seller, then Buyer shall be deemed to have approved or consented to such request by such Acquired Company or Seller.
6.2    Access to Information; Confidentiality.
(a)    From the date hereof until the Closing Date or earlier termination of this Agreement, Sellers will provide Buyer, the Lenders and their respective Representatives with reasonable access during normal business hours to the operations of the Business and their senior management personnel, and such books and records of the Business as Buyer may reasonably request; provided, that (i) such access will be given in a manner that does not significantly interfere with the operations, activities, employees and employee relations of the Business, (ii) such access and disclosure would not violate the terms of any agreement to which the Acquired Companies or Sellers are bound or any applicable Law, (iii) such access and disclosure would not jeopardize any attorney-client or other privilege, (iv) such access and disclosure is in compliance with the procedures set forth in the Confidentiality Agreements, (v) the Acquired Companies and Sellers shall not be required to provide any individually identifiable health related or other personal information except in compliance with applicable Law, (vi) all arrangements for access are made in advance solely through the Company’s Chief Executive Officer or Chief Financial Officer or through P.J. Solomon, L.P., and (vii) Seller has not delivered written notice to Buyer asserting a material breach of this Agreement by Buyer. Prior to the Closing, Buyer and Buyer’s Representatives will (and Buyer shall cause Lender and Lender’s Representatives to) contact and communicate with (A) the employees (other than the Company’s Chief Executive Officer and Chief Financial Officer) and contractors of the Business in connection with the transactions contemplated hereby only with the prior consent of Sellers (which may be given by the Company’s Chief Executive Officer or Chief Financial Officer) or P.J. Solomon, L.P. and (B) the customers, suppliers, regulators and other business relations of the Business in connection with the transactions contemplated hereby only with the prior written consent of Sellers (which may be given by the Company’s Chief Executive Officer or Chief Financial Officer) or P.J. Solomon, L.P.; provided further, that Sellers shall have the right to have a Representative present during any such contact in the event that it consents to such contact. Sellers and the Acquired Companies do not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.2(a), and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III and Article IV. Notwithstanding anything herein to the contrary, the Sellers shall use reasonable best efforts to provide access to the Business Employees to the extent such access is related to the Financing, and shall use commercially reasonable efforts to provide access to the Business Employees for purposes not related to the Financing to the extent that such access does not unreasonably interfere with the operation of the Business.
(b)    From the date hereof until the Closing Date or earlier termination of this Agreement, Buyer shall keep all information of Sellers and the Acquired Companies (including the terms of this Agreement) confidential in accordance with the terms of that certain Confidentiality Agreement, dated as of April 16, 2018, between Fanatics, Inc. and Genesco, that certain Confidentiality Agreement, dated as of March 29, 2018, between Ames Watson Capital LLC and Genesco, and that certain Clean Team Confidentiality Agreement, dated as of November 23, 2018, by and among Genesco, Fanatics, Inc. and Ames Watson Capital LLC (collectively, the “Confidentiality Agreements”), and Buyer shall be responsible for compliance with, and any breach of the foregoing, by its Representatives; provided, that notwithstanding anything to the contrary contained in the Confidentiality Agreements, Buyer shall be permitted to disclose to any Lender such information reasonably requested in connection with the

Financing or any alternative financing. The information provided pursuant to Section 6.2(a) and the Confidentiality Agreement will be used by Buyer solely for the purpose of effecting the transactions contemplated hereby. For the avoidance of doubt, and notwithstanding any earlier termination in accordance with the terms of either Confidentiality Agreement, the Confidentiality Agreements shall continue in full force and effect until the Closing or the termination of this Agreement (subject to Section 9.2).
(c)    Following the Closing, each Seller shall (and shall cause its Affiliates and its and their respective officers, directors and employees to) maintain as confidential and shall not (and shall cause Genesco and its Subsidiaries and its and their respective officers, directors and employees not to) (i) disclose (except as required by Law or applicable securities exchange requirements or as authorized in writing by Buyer) any information or materials relating to the Business, the Acquired Assets or the businesses, operations and affairs of any of the Acquired Companies (including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists) that are not already generally available to the public or (ii) use or disclose (except as required by Law or applicable securities exchange requirements or as authorized in writing by Buyer) Company-Owned Intellectual Property Rights. In the event any Seller is required by Law or applicable securities exchange requirements to disclose any such confidential information (other than customary or required disclosures contained in Genesco’s periodic reports filed with the United States Securities and Exchange Commission), such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer, at Buyer’s expense, to obtain a protection order or other confidentiality treatment and disclose only that portion, if any, of the confidential information as is required by Law.
6.3    Reasonable Efforts; Further Assurances.
(a)    As soon as possible after the date hereof, each of Buyer and Sellers shall use its reasonable best efforts to make and shall cause its Affiliates or owners to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required of such party by any Governmental Authority in connection with the transactions contemplated by this Agreement, including: (i) the Filings identified on Section 3.5 of the Company Disclosure Schedule that are required to be made with a Governmental Authority, (ii) any required Filings under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, (iii) any Filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, and (iv) any other applicable Laws or rules and regulations of any Governmental Authority relating to, and material to the consummation of, the transactions contemplated hereby. Subject to restrictions required by Law, Buyer and Sellers shall promptly supply, and shall cause their Affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any Filings or applications pursuant to this Section 6.3(a).
(b)    In furtherance and not in limitation of the foregoing, from the date hereof until the Closing Date or earlier termination of this Agreement: (i) as promptly as practicable after the receipt of any oral or written inquiry, correspondence, investigation or Proceeding from any Governmental Authority and in no event more than seven (7) days after the date thereof (unless Buyer and Sellers mutually agree upon an alternative timeframe), each of Buyer and Sellers will, or will cause their respective Affiliates or representatives to, supply as soon as practicable any information and documentary material that may be requested and make all filings and submissions requested by the Governmental Authority; and (ii) each of Buyer and Sellers will, or will cause their respective Affiliates or representatives to, use its reasonable best efforts to take all actions necessary to cause any Governmental Authority to withdraw any objection. From the date hereof until the Closing Date or earlier termination of this Agreement, each of Buyer and Sellers agrees to make available to the other’s counsel such information as each of them may reasonably request, and as may be appropriate under applicable Antitrust Laws relative to its business, assets and property as may be required of each of them to file any information requested by Governmental Authorities pursuant to such Antitrust Laws. Each party shall keep the other parties reasonably informed with respect to the status of any such submissions and filings under any Antitrust Law, including with respect to (i) the receipt of any non-action, action, clearance, consent, approval or waiver, (ii) the expiration of any waiting period, (iii) the commencement or proposed or threatened commencement of any Proceeding under such Antitrust Laws, and (iv) the nature and status of any objections raised or proposed or threatened to be raised under such Antitrust Laws with respect to the transactions contemplated hereby.
(c)    After the date hereof until the Closing Date or earlier termination of this Agreement, the parties agree to use good faith efforts (A) to give each other reasonable advance notice of all meetings with any Governmental Authority relating to Antitrust Laws, (B) to the extent not prohibited by such Governmental Authority, not participate independently in any such meeting without first giving the other party (or other party’s outside counsel) an opportunity to attend and participate in such meeting, (C) to the extent practicable, give the other party reasonable advance notice of all oral communications with any Governmental Authority relating to Antitrust Laws, (D) if any Governmental Authority initiates an oral communication regarding the Antitrust Laws, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws) with a Governmental Authority regarding the Antitrust Laws and (F) promptly provide each other with copies of all written communications to or from any Governmental Authority relating to the Antitrust Laws. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(d)    Upon the terms and subject to the conditions set forth in this Agreement, each of Sellers, on the one hand, and Buyer, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In furtherance of the foregoing, neither Buyer nor any of Sellers shall omit or fail to take any action reasonably necessary to consummate the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all such necessary actions. The parties hereto shall not intentionally take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In furtherance of the foregoing, in the event that, following the Closing and during the term of the Transition Services Agreement, Buyer reasonably determines that additional services (other than those then provided under the Transition Services Agreement as of the Closing), are necessary for the operation of the Business as currently conducted (“Additional Required Services”), then the parties hereto agree to negotiate in good faith for Sellers’ provision of such Additional Required Services pursuant to the Transition Services Agreement; provided, that Buyer shall not be permitted to seek indemnification, or assert any other claim whatsoever, in respect of a breach of Section 3.13(d) based on Losses relating to the failure of Buyer to receive such Additional Required Services (or have assets necessary to operate the Business in respect of such Additional Required Services) unless Sellers shall have failed to negotiate in good faith for the provision of such Additional Required Services or Sellers are unable to provide such Additional Required Services pursuant to the terms of the Transition Services Agreement.
(e)    Notwithstanding anything herein to the contrary, Buyer shall, and shall cause its Affiliates to, take any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to consummate the transactions contemplated hereby, including promptly complying with or modifying any requests for information (including any second request) by any Governmental Authority; provided, that notwithstanding the foregoing, nothing in this Section 6.3 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, the Acquired Assets or any assets, businesses or interests of Buyer, the Acquired Companies, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
(f)    Buyer will not withdraw any filing under any Antitrust Law and refile it unless Sellers have consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require Sellers or their respective Affiliates to take or agree to take any action in respect of GCO Canada or Flagg Bros. in any event or in respect of the Acquired Companies’ businesses or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
6.4    Notification of Certain Matters(i)    . Between the date of this Agreement and the Closing Date, each party shall give prompt notice to the other parties at such time that such party becomes aware of the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused (a) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate, or (b) any party to fail to comply with or satisfy in any material respect any covenant, condition or agreement. Additionally, from the date hereof until the Closing Date, Sellers may disclose to Buyer in writing (in the form of a supplement or amendments to the Company Disclosure Schedule) any development, fact or circumstance arising after the date hereof which, if not disclosed, would cause a breach of any of the representations and warranties contained in Article III or Article IV hereof and of any breach of the covenants in this Agreement made by the Acquired Companies or Sellers. Any such disclosure, supplement or amendment will be deemed to have amended the Company Disclosure Schedule and modified the representations and warranties contained in Article III and Article IV, respectively, solely for purposes of determining whether the conditions set forth in Section 8.2 have been satisfied, but in no event shall be deemed to have cured any misrepresentation, inaccuracy or breach of warranty that otherwise might have existed hereunder by reason of the fact, occurrence, event, effect, change, circumstance or development, and the Buyer Indemnified Persons will be entitled to seek indemnification for any Losses related to the absence of such supplement or amendment in accordance with the terms and provisions of Article XI.
6.5    Public Announcements. Genesco (on behalf of Sellers) and Buyer shall mutually agree on the form and timing of any individual or joint press releases to be issued, or any other public disclosure (other than disclosures made in Genesco’s filings with the United States Securities and Exchange Commission), with respect to this Agreement and the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall obligate Genesco or Buyer to issue a press release related thereto (except as may be required by Law or any applicable securities exchange, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law or any applicable securities exchange); provided, however, that the foregoing will not restrict or prohibit Genesco, any Acquired Company or Seller from making any announcement to its employees, customers and other business relations to the extent Genesco, such Acquired Company or Seller reasonably determines in good faith that such announcement is necessary or advisable. Buyer shall consult with and obtain the approval of Genesco with respect to any company-wide communication by Buyer to be made to or with any Business Employee prior to the Closing Date. Any company-wide written communication or announcement from Buyer to any Business Employee, prior to the Closing concerning this Agreement or the transactions contemplated hereby shall be subject to the prior review and approval of Genesco.
6.6    Financing.
(a)    Without limitation of (and in addition to) the obligations of Buyer under other sections of this Agreement relating to the Financing (including pursuant to Section 6.3(d)), Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to promptly arrange the Financing, including, without limitation, using commercially reasonable efforts to: (i) promptly satisfy all conditions applicable to, and comply with all covenants of, Buyer and its Affiliates to obtaining the Financing, and (ii) draw down and consummate the Financing at or prior to the time the conditions set forth in Sections 8.1 and 8.2 are satisfied (or reasonably capable of being satisfied at Closing based on the facts and circumstances). In the event the Commitment Letter is terminated by the lender party thereto, Buyer shall immediately notify Sellers and shall use its commercially reasonable efforts to arrange alternative and/or supplemental financing (whether in the form of debt, equity or other financing) from alternative sources in an amount sufficient, when combined with other available sources, to consummate the transactions contemplated by this Agreement. Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing, including any delays or threatened delay in such efforts.
(b)    The Acquired Companies and Sellers agree to use reasonable best efforts to cooperate in connection with the arrangement of the Financing as is customary and may be reasonably requested by Buyer; provided that such Acquired Company or Seller shall not be required to pay any commitment or other similar fee or incur any other cost or liability in connection with the Financing prior to the Closing except for any liabilities that are conditioned on the Closing having occurred.
6.7    Consents; Guarantees. Prior to the Closing, Sellers, within the constraints of existing staff as of the date hereof (and taking into account such staff’s normal workload) and with the assistance of Buyer, shall use their commercially reasonable efforts to obtain Lease Consents with respect to each Store Location other than the Excluded Leases and to obtain all required consents under or with respect to each license, agreement or other instrument listed on Section 3.13(b) of the Company Disclosure Schedule. Sellers shall submit the form of the request letter to be sent to landlords requesting Lease Consents to Buyer for Buyer’s approval thereof, which approval will not be unreasonably withheld, conditioned or delayed by Buyer. Buyer shall cooperate fully with all reasonable requests of Sellers for information relating to, or the assistance of, Buyer in connection with Sellers’ efforts to obtain such consents and Lease Consents. Notwithstanding anything herein to the contrary, all documented out-of-pocket fees paid and costs and expenses incurred in connection with the Lease Consents and any other contractual consents necessary or advisable in connection with the consummation of the transactions contemplated hereby shall be borne solely by Buyer; provided, however, that Sellers shall first obtain the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) prior to paying or incurring any fees, costs or expenses, individually, in excess of $2,500 above the amount of any consent or similar fee required to be paid pursuant to the express terms of any applicable Law, Lease or contract. From and after the date hereof, Buyer shall, at its sole expense, use commercially reasonable efforts to cause Sellers and their Affiliates to be released from all liabilities and obligations in respect of the Leases of GCO Canada and Flagg Bros. and all Business Guarantees including those set forth on Section 6.7 of the Company Disclosure Schedule as promptly as practical following the Closing.
ARTICLE VII.
ADDITIONAL AGREEMENTS

7.1    Directors and Officers Indemnification.
(a)    Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of all present and former directors, managers, officers, employees and agents of the Acquired Companies and Sellers, and all present and former directors, managers, officers, employees, agents or trustees of any Employee Plan (the “Indemnified Persons”) as provided in the Company Certificate of Incorporation or the Company Bylaws (or equivalent organizational documents for each of the Included Subsidiaries or Sellers), or in any contractual indemnification agreements (including provisions relating to contributions, advancement of expenses and the like), as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing Date, shall continue in full force and effect, and shall be honored by the applicable Acquired Company without any amendment thereto, it being the intent of the parties that the Indemnified Persons will continue to be entitled to such indemnification and limitation on liability to the fullest extent of the Law. Buyer hereby guarantees the financial obligations of the Acquired Companies set forth in this Section 7.1(a).
(b)    Prior to the Closing, Sellers shall, at their sole cost and expense, purchase or cause to be purchased a prepaid, non-cancellable “tail” or “run-off” coverage on the existing policies of directors’ and officers’ liability insurance or similar insurance policies maintained by the Acquired Companies for the benefit of its managers and officers (“D&O Policies”). Such “tail” policy shall (i) have a claim period of at least six (6) years following the Closing Date and (ii) insure each person covered by the current D&O Policies maintained by the Acquired Companies for acts and omissions occurring on or prior to the Closing Date. Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing Date) is made against any person covered by the D&O Policies or the “tail” policy, as the case may be, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 7.1(b) shall continue in effect until the final disposition or resolution of such claim. Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing Date) is made against any person covered by the D&O Policies or the “tail” policy, as the case may be, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 7.1(b) shall continue in effect until the final disposition or resolution of such claim.
(c)    In the event Buyer, the Acquired Companies or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer or its respective successors or assigns shall cause such Person to assume all of the obligations set forth in this Section 7.1.
(d)    The obligations of Buyer under this Section 7.1 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the prior written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, and that the provisions of this Section 7.1 will be enforceable by each Indemnified Person and each such Indemnified Person’s heirs, legatees, representatives, successors, and assigns, and the rights of such persons are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise).
7.2    Reserved.
7.3    Reserved.
7.4    Preservation of Records. Buyer shall, and shall cause the Acquired Companies to, preserve and keep the books and records held by them relating to the businesses of the Acquired Companies and Acquired Assets for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by Sellers and shall make available to Sellers reasonably appropriate personnel in respect thereof, at reasonable times and upon advance notice, as may be reasonably requested by Sellers in connection with any insurance claims by, Proceedings or Tax audits against or affecting, compliance with Law by, or other reasonable business purpose of, Sellers or any of their Affiliates; provided, that if Buyer provides sixty (60) days prior notice to Sellers of its intent to destroy, and Seller is afforded a reasonable opportunity to collect, any such books and records, then Buyer shall no longer be bound by this Section 7.4 with respect to such books and records.
7.5    Third-Party Claims; Litigation Support. From and after the Closing, in the event and for so long as Buyer or any Seller is involved in, contesting or defending against any Proceeding that is not subject to the indemnification provisions contained in Article XI involving the Acquired Companies, the Acquired Assets or the Business in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction occurring on or prior to the Closing Date, Buyer and Sellers shall cooperate reasonably with the other and their respective counsel, as applicable, in such involvement in, contest or defense of, such Proceeding, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such involvement in, contest or defense of, such Proceeding; provided that the party requesting cooperation will reimburse each other party for such other party’s reasonable and documented out-of-pocket costs and expenses of furnishing such cooperation. Notwithstanding the foregoing, nothing in this Section 7.5 shall require any Party to take any action that would (i) require such party to disclose information subject to attorney-client privilege or (ii) conflict with any confidentiality obligations to which such Party is bound. Additionally, from and after the Closing, (i) Sellers shall diligently defend, and shall have exclusive rights (vis-à-vis the other parties hereto) to the defense or settlement of or other actions taken with respect to, the Excluded Litigation, provided, that, Seller shall not enter into any settlement in connection with the Excluded Litigation without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Buyer if any such settlement involves non-monetary damages or equitable relief or an admission on the part of Buyer or the Acquired Companies, and (ii) Buyer and the Acquired Companies shall diligently defend, and shall have exclusive rights (vis-à-vis the other parties hereto) to the defense or settlement of or other actions taken with respect to, the matters set forth on Section 3.10 of the Company Disclosure Schedule other than the Excluded Litigation, provided, that, Buyer and the Acquired Companies shall not enter into any settlement in connection with the matters set forth on Section 3.10 of the Company Disclosure Schedule other than the Excluded Litigation without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Sellers if any such settlement involves non-monetary damages or equitable relief for which Sellers or Genesco would be bound.
7.6    Employment and Employee Benefits.

(a)    Sellers shall, and shall cause their Affiliates to, take all steps necessary to cause the employment of each Business Employee employed by any Seller or its Affiliates (other than the Acquired Companies) to be transferred to an Acquired Company effective immediately prior to the Closing or to Buyer effective immediately upon the Closing, without any action required by any such Business Employee. To the extent an offer of employment is required to be made to any such Business Employee under applicable Law or as a result of any such Business Employee having an existing employment agreement with any Seller or any of its Affiliates (other than the Acquired Companies) pursuant to the immediately preceding sentence for the transfer of employment of such Business Employee to be effective upon the Closing, the applicable Acquired Company or Buyer shall make an offer of employment to each such Business Employee of the applicable Acquired Company or Buyer shall assume the applicable employment agreement for such transfer of employment to be effective immediately prior to the Closing if by an Acquired Company or immediately upon Closing if by Buyer; provided, however, that Buyer shall only be required to assume any employment agreement of a Business Employee to the extent such employment agreement is set forth on Section 7.6(a) of the Company Disclosure Schedule, and Buyer shall not assume and Sellers shall not allow for the assignment of any employment agreement to an Acquired Company as contemplated by this Section 7.6(a) unless such employment agreement is set forth on Section 7.6(a). Each Business Employee whose employment is transferred to an Acquired Company immediately prior to the Closing or to Buyer immediately upon the Closing is referred to herein as a “Transferred Employee”. Subject and in addition to the requirements of any applicable Law relating to employees’ acquired rights, the applicable Acquired Company or Buyer shall provide to each Transferred Employee immediately prior to the Closing, the same or reasonably equivalent, in such Acquired Company’s or Buyer’s reasonable discretion, (i) position, title, duties and other terms and conditions of employment in effect for such Transferred Employee immediately prior to their transfer to such company and (ii) base salary or base wage rate in effect for such Transferred Employee immediately prior to their transfer to such company.
(b)    Severance Obligations. From and after the Closing Date, Buyer or any Acquired Company shall honor and assume the severance obligations pursuant to the existing employment agreements and severance policies of the Acquired Companies, Sellers (solely with respect to the Business Employees), and Legal Requirements only as set forth on Section 7.6(b) of the Company Disclosure Schedule.
(c)    Sellers will take and will cause Genesco to take any and all actions that may be necessary (i) to terminate the participation of the Business Employees in the Genesco Salary Deferral Plan, effective not less than one (1) Business Day prior to the Closing Date, and (ii) to cause the Acquired Companies to terminate any status they may have as a plan sponsor, plan fiduciary or participating employer and any and all Liability they may have under Genesco Salary Deferral Plan, effective not less than one (1) Business Day prior to the Closing Date. The form and substance of any such actions to be taken shall be provided to Buyer not less than five (5) Business Days prior to the Closing Date for review and approval of Buyer. The Business Employees will be considered to have a severance from employment on the Closing Date for purposes of the Genesco Salary Deferral Plan.
(d)    Prior to the Closing Date, Sellers will take and will cause Genesco to take any and all actions that may be necessary (i) to terminate the participation of the Business Employees in each of the Employee Plans other than the Genesco Salary Deferral Plan, effective upon the Closing Date or such later date as may be specified in the Transition Services Agreement, and (ii) to cause the Acquired Companies to terminate any status they may have as a plan sponsor, plan fiduciary or participating employer and any and all Liability they may have under each such Employee Plan, effective upon the Closing Date. The form and substance of any such actions to be taken shall be provided to Buyer not less than five (5) Business Days prior to the Closing Date for review and approval of Buyer.
(e)    Business Employees holding equity awards under a Genesco equity plan will be entitled to pro rata vesting of unvested awards in accordance with the terms of the Genesco equity plan and award agreements issued thereunder.
7.7    Independent Investigation. Buyer acknowledges and covenants and agrees: (a) that it and its Representatives and Affiliates have undertaken their own independent inquiry, investigation, examination, analysis and verification of, and based thereon, Buyer has formed an independent judgment concerning, the Company Shares, the Acquired Companies, the Business, the Acquired Assets, the transactions contemplated by this Agreement, and the business, assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, operations, condition (financial and otherwise), cash flow, operations and prospects of the Acquired Companies and the Business, including Buyer’s own estimate of the value of the Business, as well as the effects on the Business resulting from the knowledge of Persons other than the parties hereto of the transactions contemplated hereby (including the identity of Buyer); (b) that it has had the opportunity to visit with Sellers and the Acquired Companies and meet with their respective Representatives and Affiliates to discuss the Business and the assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, operations, condition (financial and otherwise), cash flow, operations and prospects of the Acquired Companies and, to the extent related to the Business, Sellers; (c) that all materials and information requested by Buyer about the Company Shares, the Acquired Companies, the Acquired Assets, the Business and any other assets, rights or obligations to be transferred hereunder or pursuant hereto have been provided or otherwise made available to Buyer to Buyer’s satisfaction; and (d) that Buyer has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Acquired Companies, Acquired Assets and the Business) as Buyer deems adequate, including that described above. In connection with such investigation, Buyer and its Representatives and Affiliates have received from or on behalf of Sellers and their Representatives and Affiliates certain Projections, and Buyer acknowledges that (i) there are uncertainties inherent in making Projections and (ii) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and its Representatives (including the reasonableness of the assumptions underlying any Projections where such assumptions are explicitly disclosed). No Seller, Acquired Company or any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Buyer, or any other Person resulting from, the distribution to Buyer, or its use of, any Projections. Buyer specifically acknowledges and agrees that no Seller, Acquired Company or any other Person, makes any, and none of the foregoing has made any, representations or warranties to Buyer regarding the probable success or profitability of the Acquired Companies, Acquired Assets or the Business. Neither Buyer nor any of its Affiliates has relied upon, and Buyer expressly waives and releases Sellers and their Affiliates from any liability for any claims or Losses arising out of, relating to or resulting from, any representation, warranty, statement, advice, document, projection, or other information of any type provided or made available by any Seller, any Acquired Company, any of their respective Affiliates or any of their respective Representatives including any Projections and any information made available to Buyer through management presentations, in the Data Room or otherwise, except for those representations and warranties expressly set forth in Article III and Article IV of this Agreement. Buyer acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been made available to, and received by, Buyer for all purposes if such documents were posted and made available to Buyer in the Data Room at or before 6:00 p.m. (Nashville, Tennessee time) on the date immediately preceding the date of this Agreement, or were otherwise delivered to Buyer or its Representatives by electronic mail, United States mail or overnight courier and received by Buyer at or before 6:00 p.m. (Nashville, Tennessee time) on the date immediately preceding the date of this Agreement.

7.8    Limitation on Warranties.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES AND THE BUSINESS CONTAINED IN ARTICLE III AND THE REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS CONTAINED IN ARTICLE IV (ALL OF WHICH REPRESENTATIONS AND WARRANTIES, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM (AS SET FORTH IN SECTION 12.17) IN THE COMPANY DISCLOSURE SCHEDULE), BUYER ACKNOWLEDGES AND AGREES THAT NONE OF THE ACQUIRED COMPANIES, SELLERS, ANY RESPECTIVE AFFILIATES THEREOF OR ANY ADVISORS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) OF ANY OF THE FOREGOING, HAVE MADE, AND NONE OF THE FOREGOING SHALL BE DEEMED TO HAVE MADE, NOR WILL THE ACQUIRED COMPANIES OR SELLERS (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR ANY OTHER PERSON ARISING OUT OF, RELATING TO OR RESULTING FROM, IN EACH CASE, ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), OF ANY NATURE WHATSOEVER RELATING TO THE BUSINESS, SELLERS, ANY ACQUIRED COMPANY OR THEIR RESPECTIVE BUSINESS, FINANCIAL CONDITION, ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS) OR LIABILITIES OF THE ACQUIRED COMPANIES OR THE BUSINESS (INCLUDING THE ACQUIRED ASSETS) OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER, INCLUDING ANY PROJECTIONS (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”) OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF, WHICH ARE MADE SOLELY BY EACH SELLER, AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS ACQUIRING THE ACQUIRED COMPANIES, THE COMPANY SHARES (AND EACH ACQUIRED COMPANY’S RESPECTIVE ASSETS) AND THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS. BUYER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR ARTICLE IV, NONE OF GENESCO, SELLERS OR THE ACQUIRED COMPANIES HAS MADE, AND THE COMPANY AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND IS NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT, AND EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF GENESCO, SELLERS OR THE ACQUIRED COMPANIES (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, GENESCO, SELLERS AND THE ACQUIRED COMPANIES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE COMPANY SHARES OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE ACQUIRED COMPANIES OR THE BUSINESS (INCLUDING THE ACQUIRED ASSETS), INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR

PURPOSE. BUYER ACKNOWLEDGES AND AGREES TO GENESCO’S, SELLERS’ AND THE ACQUIRED COMPANIES’ EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY GENESCO, SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER PERSON ON BEHALF OF GENESCO, SELLERS OR THE ACQUIRED COMPANIES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTIONS OR OTHER MATERIAL MADE AVAILABLE TO BUYER, INCLUDING ANY OPINION, INFORMATION, PROJECTION OR OTHER INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF GENESCO, SELLERS OR THE ACQUIRED COMPANIES.
(b)    Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Genesco, Sellers, or any respective Affiliates or Representatives thereof have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Acquired Companies, Acquired Assets or the Business made available to Buyer and its Affiliates, including Projections, due diligence materials, data room materials, financial information or any memoranda or offering materials, or in any presentation by management of the Acquired Companies, Acquired Assets or the Business or others in connection with the transactions contemplated hereby (including each Confidential Information Memorandum prepared by P.J. Solomon, L.P. dated April 2018 and May 2018, respectively), and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. None of Sellers, the Acquired Companies nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any of the foregoing information.
7.9    Exclusivity. The Sellers agree that, until the earlier to occur of the Closing Date and such time as this Agreement has terminated in accordance with Section 9.1, none of the Sellers or the Acquired Companies shall permit their respective controlling persons, equity holders, employees, officers, directors, advisors, agents, Subsidiaries or Affiliates to: (a) encourage, initiate, solicit, entertain, negotiate, accept, discuss or participate in any way in, directly or indirectly, any proposal or offer (a “Proposal”) by a third party (other than Buyer or any other Person Buyer designates) regarding (i) the sale or license of all or any material assets of the Acquired Companies, the Acquired Assets or the Business (other than the sale of inventory in the ordinary course of business) or (ii) any sale of equity or debt securities, merger, business combination, joint venture, consolidation, public offering, recapitalization, refinancing or other similar transaction involving the Acquired Companies, the Acquired Assets or the Business (the actions referred to in clauses (i) and (ii) above, each a “Competing Transaction”), (b) provide any non-public financial or other confidential or proprietary information regarding the Acquired Companies, the Acquired Assets or the Business (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding the Acquired Companies, the Acquired Assets or the Business) to any Person (other than to Buyer or its representatives and agents and any other Person Buyer designates and except for disclosures required pursuant to applicable Law or stock exchange requirements) or (c) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to result in, a Competing Transaction. The Sellers, the Acquired Companies, and their respective controlling persons, equity holders, employees, officers, directors, advisors, agents or Affiliates shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to a Competing Transaction. Furthermore, the Sellers shall (i) immediately notify Buyer if any Seller, any Acquired Company, or any of their respective controlling persons, equity holders, employees, officers, directors, advisors, agents or Affiliates, as applicable, receives after the date hereof any indications of interest, requests for information or offers in respect of a Proposal with respect to the Business, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination, (iii) promptly request in writing that all Persons to whom nonpublic information concerning the Acquired Companies, the Acquired Assets or the Business has been distributed on or prior to the date of this Agreement return or destroy such information to the Sellers as soon as possible (and, if applicable under contractual arrangements between the Sellers and/or the Acquired Companies and such Persons, certify as to the destruction of such information) and immediately cause any third party (other than Buyer or its Representatives and any other Person Buyer designates) to cease to have any access to the Data Room and (iv) refrain from entering into any Competing Transaction or any agreement, memorandum of understanding or letter of intent relating thereto. Notwithstanding the foregoing, (i) the sale or license of all or any material assets of Genesco and its Subsidiaries, taken as a whole, or (ii) any sale of equity or debt securities, merger, business combination, joint venture, consolidation, public offering, recapitalization, refinancing or other similar transaction involving Genesco shall not be deemed a Competition Transaction so long as such actions would not unreasonably interfere or delay the transactions contemplated by this Agreement.
ARTICLE VIII.
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    (i) The representations and warranties of Buyer set forth in this Agreement, other than the Buyer Fundamental Representations, must be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the Buyer Fundamental Representations shall be true and correct in all respects.
(b)    Buyer must have performed and complied in all material respects with all material covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)    Buyer must have delivered or caused to be delivered to Sellers the items required by Sections 2.3, 2.4, and 2.8.
(d)    Genesco’s lenders shall have consented to the transactions contemplated by this Agreement.
(e)    Buyer shall have certified in writing to Sellers of its ability, and Sellers must have been provided with written evidence (email being sufficient) reasonably satisfactory to the Sellers that demonstrates that the Buyer will be permitted to timely make the payments required by Section 2.13.
8.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    (i) The representations and warranties of Sellers set forth in Article III and Article IV, other than the Seller Fundamental Representations, must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein, except with

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respect to the Material Adverse Effect in Section 3.9), as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, (ii) the Seller Fundamental Representations (other than Section 3.13(d)) shall be true and correct in all respects and (iii) the representations and warranties in Section 3.13(d) shall be true and correct in all material respects.
(b)    The Acquired Companies and Sellers must have performed and complied in all material respects with all material covenants and obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date.
(c)    The Acquired Companies and Sellers must have delivered or caused to be delivered to Buyer all of the items required by Section 2.7.
8.3    Joint Conditions to the Parties’ Obligations. The obligation of each party hereto to consummate the transactions contemplated by this Agreement are subject to the fulfillment of all of the following conditions on or prior to the Closing, upon the non-fulfillment of any of which this Agreement may, at any party’s option, be terminated pursuant to and with the effect set forth in Article IX:
(a)    No Proceeding will have been commenced and still be pending on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated by this Agreement; provided that no party may terminate this Agreement by reason of the non-fulfillment of the condition set forth in this Section 8.3(a) unless such condition remains unfulfilled on the Outside Date.
(b)    No Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement.
(c)    There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Government Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal; provided that no party may terminate this Agreement by reason of the non-fulfillment of the condition set forth in this Section 8.3(c) unless such condition remains unfulfilled on the Outside Date.
8.4    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with any provisions of this Agreement.
8.5    Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.
ARTICLE IX.
TERMINATION; FEES AND EXPENSES
9.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    by mutual written consent of Buyer and Parent;

(b)    by Buyer or Parent upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to May 4, 2019 (the “Outside Date”); provided that the termination rights under this Section 9.1(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such time; and provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if the Acquired Companies or Sellers are actively pursuing specific performance of Buyer’s obligations hereunder.
(c)    by either Buyer or Parent, upon written notice to the other party, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 6.3;
(d)    by Buyer, if Buyer is not in material breach of its obligations under this Agreement, if (i) Sellers or the Acquired Companies have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Sellers contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by Parent of written notice thereof or is incapable of being cured by the Acquired Companies or Sellers by the Outside Date; or
(e)    by Parent, if neither the Acquired Companies nor Sellers are in material breach of their obligations under this Agreement, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, if such breach or failure to perform occurs prior to February 2, 2019, such breach or failure to perform (including Buyer’s inability or failure to deliver the Closing Cash Amount to Sellers pursuant to Section 2.8(a)) is not cured or is incapable of being cured by Buyer on or before February 2, 2019.
9.2    Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of termination of this Agreement as provided in Section 9.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 6.2(b), Section 6.5, this Section 9.2, Section 9.3, Section 9.4 and Article XII, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (b) there shall be no liability on the part of any party hereto (or any of their respective Affiliates, directors, officers, employees, members or other equity holders, agents or Representatives), except as may be provided in Section 12.4; provided, however, that (i) nothing herein shall relieve a party from liability (or limit such liability) for any willful or knowing breach hereof (including the failure of a party to consummate the transactions (or the financing therefor) contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article VIII) occurring prior to such termination and (ii) the last sentence of Section 6.2(b) above and the Confidentiality Agreement will survive termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional period).
9.3    Reverse Break-Up Fee. In the event this Agreement is terminated by Parent pursuant to Section 9.1(b) (subject to the limitations set forth in the last sentence of this Section 9.3) or Section 9.1(e), then Buyer shall pay, or cause to be paid, to Parent an amount (the “Buyer Termination Fee”) equal to (i) $5,000,000 as promptly as practical (and, in any event, within five (5) Business Days following such termination) plus (ii) any and all costs or expenses (including reasonable attorney’s fees and expenses) incurred by Parent or its Affiliates in enforcing and obtaining of the payment obligations under this Section 9.3 if Buyer fails to promptly pay such fee when due in accordance with the terms hereof, it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated, or (solely with respect to the Lenders, their affiliates and their respective members, employees, representatives, agents, directors, partners or stockholders) able to be termimated, by Parent pursuant to Section 9.1(b) (subject to the limitations set forth in the last sentence of this Section 9.3) or Section 9.1(e), Parent’s sole remedy against Buyer, the Lenders, their respective affiliates and their respective members, employees, representatives, agents, directors, partners or stockholders, shall be the right to receive payment of the Buyer Termination Fee, and (i) such payment shall be in full satisfaction of, and (ii) in no event will Parent, Sellers or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case, (A) any loss suffered, directly or indirectly, as a result of the failure of the transactions contemplated by this Agreement to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall only be required to pay a Buyer Termination Fee in connection with a termination of this Agreement by Parent pursuant to Section 9.1(b) if, prior to such termination and prior to the Outside Date, (a) the Sellers and Parent shall have notified Buyer in writing that each Seller and Parent is ready, willing and able to consummate the Closing in accordance with the terms hereof, and (b) Buyer shall have failed to consummate the transactions contemplated by this Agreement at the Closing in accordance with the terms hereof.
9.4    Fees and Expenses. Except as set forth in Section 9.3, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.
ARTICLE X.
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and Sellers, on the other, for certain Tax matters following the Closing Date:
10.1    Filing of Tax Returns. The parties acknowledge and agree that, as a consequence of the transactions contemplated pursuant to this Agreement, (a) the taxable year of each of the Acquired Companies (other than SIOPA) shall close for U.S. federal Income Tax purposes at the end of the day on the Closing Date, (b) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Acquired Companies (other than SIOPA) shall close at the end of the day on the Closing Date, and (c) all federal, state, local and foreign Tax Returns relating to Income Taxes shall be filed consistently on the foregoing basis. Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies relating to Pre-Closing Tax Periods (other than Straddle Periods) and all such Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies except as otherwise required by applicable Law. Buyer shall reasonably cooperate with Sellers to file any such Tax Returns prepared by Sellers pursuant to this Section 10.1. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Acquired Companies for Straddle Periods, and all such Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies except as otherwise required by applicable Law. No later than fifteen (15) days prior to the due date for filing thereof, Buyer shall provide Sellers with drafts of all such Tax Returns for Straddle Periods. Sellers shall have the right to review and provide reasonable comments on any Tax Returns prepared by Buyer pursuant to this Section 10.1, which reasonable comments Buyer shall incorporate into such Tax Returns. For the avoidance of doubt, any change of control payments or expenses and other transaction expenses or fees consisting of Selling Expenses shall be allocable to the applicable Pre-Closing Tax Period.
10.2    Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Companies for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, (a) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (b) periodic Taxes (which, for the avoidance of doubt, excludes income, franchise/capital, sales, use, and withholding Taxes) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand. Sellers will be liable for all Taxes of the Acquired Companies for the portion of the Straddle Period ended on the Closing Date, and Buyer will be liable for all Taxes of the Acquired Companies for the portion of the Straddle Period beginning on the day following the Closing Date.
10.3    Buyer Tax Covenants.
(a)    Buyer shall not take any action not expressly contemplated by the Transaction Documents on the Closing Date that is outside the ordinary course of business, and Buyer shall not cause or permit the Acquired Companies to take any such action on the Closing Date, in each case if such action would have the effect of increasing the Tax liability or reducing any Tax asset or refund opportunity of any Acquired Company or Seller in respect of any Pre-Closing Tax Period or increasing the liability of any Seller under this Agreement.
(b)    Buyer covenants that without the prior written consent of Sellers it shall not, and shall not cause or permit any Acquired Company to, make or change any Tax election, except as specifically contemplated by Section 10.1 hereof, file or amend any Tax Return with respect to any Pre-Closing Tax Period, take any position on any Tax Return, or compromise or settle any Tax liability, in each case if such action would have the effect of increasing the Tax liability or reducing any Tax asset or refund opportunity of any Acquired Company or Seller in respect of any Pre-Closing Tax Period or increasing the liability of any Seller under this Agreement.
(c)    After the Closing Date, Buyer shall not, and shall not cause or permit its Affiliates (including the Acquired Companies) to, without the written consent of Sellers, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any Pre-Closing Tax Period (including any Straddle Period).
(d)    Any cash Tax refund received by Buyer or its Affiliates (including, following the Closing, the Acquired Companies) (including any amount that is applied as a credit against the Tax liability of the Buyer, its Affiliates or the Acquired Companies) that relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period through the end of the Closing Date, calculated in accordance with Section 10.2) any Acquired Company shall be for the account of Sellers. Buyer shall pay or cause to be paid any such refund to Sellers within fifteen (15) days after receipt thereof. Buyer will reasonably cooperate with Sellers, at Sellers’ sole expense, in obtaining any such Tax refund, including without limitation through the filing of amended Tax Returns.
10.4    Contests Related to Taxes.
(a)    After the Closing Date, Buyer agrees to give written notice to Sellers of the receipt of any written notice by Buyer or an Affiliate of Buyer (including the Acquired Companies) which involves the assertion or commencement of any audit or other Claim involving Taxes (collectively, a “Tax Claim”) of any Acquired Company for a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period).
(b)    Sellers shall have the exclusive right to represent the interests of the Acquired Companies in any and all Tax Claims relating to Tax Returns or Taxes of any Acquired Company for any Pre-Closing Tax Period (other than Straddle Periods) (all such Tax Claims, “Seller Tax Claims”). Sellers and Buyer shall jointly agree on the conduct of any Tax Claims relating to Tax Returns or Taxes of any Acquired Company or for any Straddle Period. In pursuing or defending a Seller Tax Claim, (i) Sellers shall control such contest diligently and in good faith; (ii) Sellers shall keep Buyer reasonably informed regarding the status of such Tax Claim; and (iii) Buyer, at its sole cost and expense, shall have the right to participate, or cause the Acquired Companies to participate, in such Seller Tax Claim.
(c)    This Section 10.4 and not Section 11.5 shall apply and control with respect to Tax Claims involving the Acquired Companies.
10.5    Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article X and any audit or other Claim with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or other Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 10.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Acquired Companies shall be kept confidential by the parties hereto and their respective legal and tax advisors.
10.6    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated herein shall be borne by Buyer. Buyer shall pay to GCO Canada on Closing the applicable taxes imposed under Part IX of the Excise Tax Act (Canada) and any applicable similar provincial value added and any applicable provincials sales taxes imposed under the Provincial Sales Tax Act (British Columbia), the Provincial Sales Tax Act (Saskatchewan) and the Retail Sales Tax Act (Manitoba) payable in respect of the Acquired Assets.

10.7    Section 338(h)(10) Election. With respect to Sellers’ sale of the Company Shares hereunder, Buyer and Sellers shall jointly make all available elections pursuant to Section 338(h)(10) of the Code (or similar state and local elections) (collectively, the “Section 338(h)(10) Elections”) in accordance with applicable Tax Laws. Buyer and Sellers agree to report the transfers under this Agreement consistent with Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable Law. Buyer shall cooperate with Sellers to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Buyer’s acquisition of the Company Shares and shares of the Included Subsidiaries as applicable, including but not limited to participating in the timely filing and execution of the Section 338 Forms. Sellers shall prepare all Section 338 Forms (other than sections or such forms that relate to information regarding the Buyer) and shall provide the Section 338 Forms to Buyer prior to the Closing. Buyer shall promptly and properly complete and execute all of the Section 338 Forms Sellers provide (provided that such forms are in proper order and form), as the same may be revised by the Buyer or Sellers, and Buyer shall provide the appropriately executed copies to Sellers at the Closing. The Purchase Price (and other amounts to be treated as consideration for Tax purposes) allocated to the Company Shares shall be further allocated among the assets of the Company, which allocation will be prepared and agreed to by the parties in a manner consistent with the procedures set forth in Section 2.10 hereof.
10.8    Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which any Acquired Company is a party or by which it is bound (other than customary commercial contracts entered into with lenders, lessors, customers, vendors, or service providers in the ordinary course of business not primarily related to Taxes) shall be terminated as of the Closing Date, and no Acquired Company shall have any liability or obligation pursuant thereto.
ARTICLE XI.
SURVIVAL AND INDEMNIFICATION
11.1    Survival. Each of the representations and warranties made by Sellers in Article III and Article IV of this Agreement, respectively, and each of the representations and warranties made by Buyer in Article V of this Agreement, shall survive the Closing Date and expire on the date that is twelve (12) months from the Closing Date; provided, however, that (i) the representations and warranties made by the Company in Section 3.11, the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing Date and expire on the date that is thirty-six (36) months from the Closing Date, and (ii) the representations and warranties made by the Company in Section 3.14 shall survive the Closing Date until the expiration of the applicable statute of limitations plus sixty (60) days. None of the covenants or other agreements made by Sellers in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, and each such covenant or agreement shall survive the Closing only for the period expressly contemplated by its terms; provided, that the covenants made by the Sellers in Section 6.1 shall survive the Closing Date and expire on the date that is six (6) months from the Closing Date. The period of time a covenant, agreement, representation or warranty survives the Closing pursuant to this Section 11.1 shall be the “Survival Period” with respect to such covenant, agreement, representation or warranty. It is the express intent of the parties that, if the applicable Survival Period for an item as contemplated by this Article XI is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shorter Survival Period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article XI for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that the parties intend for such time periods to be enforced as agreed by the parties.

11.2    Indemnification.
(a)    Subject to the limitations set forth in this Article XI, from and after the Closing, Sellers and Genesco (the “Seller Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (the “Buyer Indemnified Persons”) from and against any costs or expenses (including reasonable attorney’s fees and expenses as further described in Section 11.5 below), judgments, fines, claims, damages and assessments (collectively, “Losses”) actually incurred by them directly resulting from any of the following matters:
(i)    the breach of any representation or warranty of Sellers contained in this Agreement;
(ii)    the nonfulfillment or breach by Sellers of any of their post-Closing covenants or agreements contained in this Agreement;
(iii)    any Selling Expenses or Indebtedness that are neither paid prior to Closing or taken out of the Purchase Price at Closing;
(iv)    the Excluded Litigation or any matters which should have been set forth on Section 3.10 of the Company Disclosure Schedule as of the date hereof but were omitted;
(v)    any and all (A) Taxes of an Acquired Company for any Pre-Closing Tax Period (determined with respect to a Straddle Period, as provided in Section 10.2); (B) Taxes of another Person with whom an Acquired Company joins prior to the Closing in filing any consolidated, combined, unitary or aggregate Tax Return (determined with respect to a Straddle Period, as provided in Section 10.2) that are imposed on an Acquired Company pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision under state, local or foreign Law); and (C) Taxes of any Person for any Pre-Closing Tax Period (determined with respect to a Straddle Period, as provided in Section 10.2) imposed on any of Buyer or an Acquired Company by contract (other than any Contract that is entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), assumption, transferee or successor liability or operation of Law;
(vi)    any Excluded Liabilities; or
(vii)    any and all Liabilities relating to Items 11 and 12 of Section 3.8 of the Company Disclosure Schedule.
(b)    Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer, the Company, HW Services and LSG Guam, jointly and severally, shall indemnify and hold harmless Sellers and their Affiliates and their respective Representatives (the “Seller Indemnified Persons”) from and against any Losses actually incurred by them directly resulting from any of the following matters:
(i)    the breach of any representation or warranty of Buyer contained in this Agreement;
(ii)    the nonfulfillment or breach by Buyer or the Acquired Companies of any of their respective post-Closing covenants or agreements contained in this Agreement;

(iii)    any action taken by Buyer or the Acquired Companies after the Closing Date or relating to the post-Closing operation of the Business (including with respect to Buyer’s use of, or other actions or inactions taken with respect to, the Nonassignable Assets);
(iv)    any obligations with respect to the Business Guarantees;
(v)    any severance obligations with respect to the Transferred Employees arising at or after the Closing;
(vi)    applicable taxes imposed under Part IX of the Excise Tax Act (Canada) and any applicable similar provincial value added and any applicable provincials sales taxes imposed under the Provincial Sales Tax Act (British Columbia), the Provincial Sales Tax Act (Saskatchewan) or the Retail Sales Tax Act (Manitoba) payable in respect of the Acquired Assets (and, for the avoidance of doubt, any interest, penalties or costs associated therewith);
(vii)    an Invalid Section 338(h)(10) Election;
(viii)    any matter set forth on Section 3.10 of the Company Disclosure Schedule other than the Excluded Litigation;
(ix)    any Assumed Liabilities.
11.3    Calculation of Losses; Determination of Application. For purposes of this Article XI only, and except with respect to the statement in Section 3.9 that there has been no Material Adverse Effect and for the phrase “Material Contracts”, any inaccuracy in or breach of any representation or warranty and any calculation of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty. Furthermore, for the purposes of calculating Losses to which the Buyer Indemnified Persons or Seller Indemnified Persons are entitled under this Article XI, (i) such Losses shall not include any punitive, special, indirect, exemplary or consequential damages, damages for lost profits, damages for diminution in value or business interruption or damages computed on a multiple of earnings or similar basis, except to the extent actually awarded to a Governmental Authority or third party; (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) such Losses shall not include Losses related to any matter that was or has been taken into account (including with respect to any reserves) in the determination of the amount of any post-Closing adjustment pursuant to Section 2.9; (iv) such Losses shall be reduced by the amount of any net proceeds that any Buyer Indemnified Person or any Seller Indemnified Person receives pursuant to the terms of any insurance policies (net of any increase in premium or similar cost attributable to such recovery); provided, however, such Buyer Indemnified Person or such Seller Indemnified Person shall promptly reimburse Sellers or Buyer, respectively, for any subsequent recoveries from such sources if previously indemnified hereunder so as to avoid a double recovery; (v) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Buyer Indemnified Person or a Seller Indemnified Person from any other Person with respect to such Losses; provided, however, such Buyer Indemnified Person or such Seller Indemnified Person shall promptly reimburse Sellers or Buyer, respectively, for any subsequent recoveries from such sources if previously indemnified hereunder so as to avoid a double recovery; and (vi) such Losses shall not include Losses reserved for in the Financial Statements. Any Indemnifying Party shall be subrogated to all rights of any Indemnified Party under available insurance coverage in respect of any Losses indemnified by the Indemnifying Party.

11.4    Additional Limitations on Indemnification Obligations. The obligation of the Seller Indemnifying Parties to indemnify the Buyer Indemnified Persons pursuant to Section 11.2(a) and the obligation of Buyer, the Company, HW Services and LSG Guam to indemnify the Seller Indemnified Persons pursuant to Section 11.2(b) are subject to the following additional limitations and qualifications:
(a)    Except with respect to breaches of any Seller Fundamental Representation other than Section 3.13(d), and any Buyer Fundamental Representation, the Seller Indemnifying Parties, on the one hand, and Buyer, the Company, HW Services and LSG Guam, on the other, shall have no indemnification liability pursuant to, in the case of the Seller Indemnifying Parties, Section 11.2(a)(i) or Section 11.2(a)(ii) solely to the extent such claim pursuant to Section 11.2(a)(ii) is based on a breach of the covenants contained in Section 6.1, or, with respect to Buyer, the Company, HW Services and LSG Guam, Section 11.2(b)(i), in each case, with respect to any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $50,000, and such items less than $50,000 will not be counted or aggregated for purposes of calculating the Deductible in the following sentence. Except with respect to breaches of any Seller Fundamental Representation other than Section 3.13(d), or any Buyer Fundamental Representation, the Seller Indemnifying Parties, on the one hand, and Buyer, the Company, HW Services and LSG Guam, on the other, shall have no indemnification liability pursuant to, in the case of the Seller Indemnifying Parties, Section 11.2(a)(i) or Section 11.2(a)(ii) solely to the extent such claim pursuant to Section 11.2(a)(ii) is based on a breach of the covenants contained in Section 6.1, or, with respect to Buyer, the Company, HW Services and LSG Guam, Section 11.2(b)(i), in each case, for any Losses until the aggregate amount of all Losses incurred by the Buyer Indemnified Persons or the Seller Indemnified Person, as the case may be, exceeds $625,000 (the “Deductible”), and then only for the amount by which such Losses exceed the Deductible.
(b)    The maximum aggregate indemnification obligation of the Seller Indemnifying Parties, on the one hand, or Buyer, the Company, HW Services and LSG Guam, on the other, under Section 11.2(a)(i) or Section 11.2(b)(i), respectively, of this Agreement, other than with respect to breaches of any Seller Fundamental Representation or any Buyer Fundamental Representation, respectively, shall not exceed $10,000,000 (the “Cap”). The maximum aggregate indemnification obligations of (i) the Seller Indemnifying Parties under Section 11.2(a)(i) solely with respect to breaches of any Seller Fundamental Representation or Section 11.2(a)(ii)-(vi) of this Agreement, or (ii) of Buyer, the Company, HW Services and LSG Guam under Section 11.2(b)(i) solely with respect to breaches of any Buyer Fundamental Representation or Section 11.2(b)(ii)-(ix) of this Agreement shall, in each case, not exceed the Purchase Price actually received by Sellers hereunder (the “Proceeds Cap”).
(c)    Any indemnification of the Buyer Indemnified Persons under Section 11.2(a) shall be effected by wire transfer of immediately available funds from the applicable Indemnifying Party to an account designated by the Buyer Indemnified Persons within fifteen (15) days after the final determination thereof in accordance with Section 11.5 below (it being understood and agreed that any such recourse shall be subject to the limitations set forth in this Article XI). Any indemnification of the Seller Indemnified Persons under Section 11.2(b) shall be effected by wire transfer of immediately available funds from the applicable Indemnifying Party to an account designated by the Seller Indemnified Persons within fifteen (15) days after the final determination thereof in accordance with Section 11.5 below (it being understood and agreed that any such recourse shall be subject to the limitations set forth in this Article XI).
(d)    The Buyer Indemnified Persons shall not have any claim for Losses under this Agreement (i) to the extent that any liability or obligation arises as a result of any action taken or omitted to be taken by Buyer or its Affiliates, (ii) in respect of any Losses caused by or resulting from any action required or permitted by Section 6.1, or (iii) as a result of the identity of Buyer or its Affiliates, (iv) in respect of any Losses from a breach of this Agreement that were consented to, encouraged or instigated by any Buyer Indemnified Person.
(e)    Notwithstanding any other provision of this Agreement to the contrary, the Seller Indemnifying Parties will have no obligation to indemnify any Buyer Indemnified Persons from and against any Taxes of any Person (i) for any Post-Closing Tax Period (or any other Losses directly related to any such Taxes), or (ii) that are attributable to (A) any transaction occurring on the Closing Date after the Closing, (B) any taxable income or gain recognized by the Acquired Companies that is attributable to the transactions contemplated by this Agreement (including the manner in which Buyer finances such transactions), or (C) any breach of Section 10.3. Additionally, the representations set forth in Section 3.14 may only be relied on for purposes of unpaid Taxes for Pre-Closing Tax Periods, and are not a guarantee of any Tax assets or positions taken or to be taken by Buyer or any of its Affiliates (including the Acquired Companies) with respect to any Post-Closing Tax Period.
(f)    Notwithstanding any other provision of this Agreement to the contrary, the limitations set forth in this Section 11.4 shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud.
11.5    Indemnification Procedures. The following procedures shall govern claims for indemnification under this Article XI:
(a)    In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article XI in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including Court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.
(b)    If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall, subject to Section 11.5(d), be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that if the defendants in any such Third-Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded, on the advice of legal counsel, that there exists any actual conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party and such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate counsel reasonably satisfactory to the Indemnifying Party to defend such action on behalf of such Indemnified Party; provided, further, that no Indemnifying Party shall have the right to defend or direct the defense of any such Third-Party Claim (x) that seeks non-monetary damages or equitable relief, or (y) if such Indemnifying Party fails to diligently pursue the defense of such Third-Party Claim. Subject to the immediately preceding proviso, should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. Provided that prompt notice was provided of such Third-Party Claim pursuant to Section 11.5(a), the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed such defense.
(c)    If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall cooperate in good faith in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge, including, in the case of a Third-Party Claim for which any Buyer Indemnified Person may be entitled to indemnification, providing the Indemnifying Party with reasonable access to books, records, employees and officers (including as witnesses) of the Acquired Companies, the Acquired Assets and the Business. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend that (i) by its terms obligates the Indemnifying Party to pay, subject to the limitations herein, the full amount of the liability in connection with such Third-Party Claim and (ii) releases the Indemnified Party in connection with such Third-Party Claim.
(d)    Notwithstanding the foregoing, if the Indemnifying Party does not choose to defend or prosecute a Third-Party Claim within thirty (30) Business Days after receiving notice of such Third-Party Claim from the Indemnified Party, then the Indemnified Party shall undertake the defense of, and with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), may compromise or settle the Third-Party Claim on behalf of the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Claim that is entered into without its prior written consent (which consent shall not be unreasonably withheld).
(e)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) Business Day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party’s investigation and, if necessary, resolution of such Direct Claim by giving such information and assistance (including providing access to the Buyer’s and Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(f)    Without limiting the foregoing, the parties expressly acknowledge and agree that: (i) (A) the Excluded Litigation is a Third-Party Claim for which the Buyer Indemnified Persons are entitled to indemnification hereunder, (B) Seller has assumed responsibility, and shall retain all rights of defense, settlement or otherwise in connection with the Excluded Litigation, and (C) none of the Buyer Indemnified Persons shall have any Liability in connection therewith; and, following the Closing, (A) each of the matters identified on Section 3.10 of the Company Disclosure Schedule other than the Excluded Litigation shall be a Third-Party Claim for which the Seller Indemnified Persons are entitled to indemnification hereunder, (B) the Acquired Companies shall retain responsibility and all rights of defense, settlement or otherwise in connection with such matters, and (C) none of the Seller Indemnified Persons shall have any Liability in connection therewith.
11.6    Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to the matters covered by Section 2.9, the parties agree that, from and after the Closing Date, the sole and exclusive remedies of the parties to this Agreement and the Buyer Indemnified Persons and the Seller Indemnified Persons, respectively, for any claims or losses (including any losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of, relating to or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the parties set forth in this Article XI. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any other party arising under, based upon or relating to this Agreement, any Transaction Document (except for the Lease Agreement and the Transition Services Agreements), any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI). The provisions of this Section 11.6 shall not, however, prevent or limit a cause of action under Section 12.4 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.
11.7    Adjustment to Purchase Price. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
11.8    Cooperation. Each of the parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnifying Party.
11.9    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant will terminate at the end of the applicable Survival Period (as set forth in Section 11.1), unless, with respect to a representation, warranty and covenant that terminates following the Closing Date, an Indemnified Party has incurred a Loss prior to the end of the applicable Survival Period and made a proper claim for indemnification pursuant to Section 11.2 subject to the terms and conditions of this Article XI, prior to the end of the applicable Survival Period, including by delivering a written notice (stating in reasonable detail the amount and nature of, and factual and legal basis for, any such claim for indemnification, and the specific provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. If an Indemnified Party has made a proper claim for indemnification pursuant to Section 11.2 prior to the end of the applicable Survival Period, then such claim for such Loss incurred (and only such claim for such Loss incurred and properly noticed), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 11.1. Buyer will have no right to assert any claim pursuant to this Article XI with respect to any Loss, cause of action or other claim to the extent it is a Loss, cause of action or claim with respect to which Buyer or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable. Furthermore, if a proper claim for indemnification that is subject to a written notice delivered to the Indemnifying Party is not satisfied, settled or withdrawn on or prior to the six-month anniversary of the date of such written notice, the claim will be deemed to have been irrevocably withdrawn on such six-month anniversary unless a good faith Claim with respect to such claim has been commenced and the Indemnifying Party has been duly served with a written complaint or similar instrument in connection with such Claim.
ARTICLE XII.
MISCELLANEOUS
12.1    Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto; provided, that, after the Closing, this Agreement may be amended in writing by Buyer and Sellers. Notwithstanding anything to the contrary contained herein, none of the following provisions may be amended, modified or waived in any manner that is adverse in any respect to any Lender without the prior written consent of such Lender: Section 9.3 (Reverse Break-Up Fee); this Section 12.1 (Amendment); Section 12.9 (Assignment); Section 12.10 (No Third Party Beneficiaries); Section 12.13 (Non-Recourse); Section 12.14 (Governing Law; Venue); and Section 12.15 (Waiver of Jury Trial) (Sections 12.1, 12.9, 12.10, 12.13 and 12.14, collectively, the “Lender Provisions”).
12.2    Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another party hereunder, waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and waive compliance with any of such party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
12.3    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by email (if applicable, and provided that confirmation of receipt is obtained from the recipient) as follows:

(a)	If to Buyer or Holdings, or on or after the Closing Date, the Acquired Companies:

c/o Ames Watson Capital LLC
4500 East West Hwy
Suite 125
Bethesda, Maryland 20814
E-mail: lberger@ameswatson.com
Attention: Lawrence S. Berger

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP
1050 Connecticut Avenue, NW, Suite 600
Washington, DC 20036
E-mail: anoskow@manatt.com
Attention: Alan Noskow

(b)    If to the Acquired Companies prior to the Closing Date:
Genesco Inc.
Genesco Park
1415 Murfreesboro Road
Nashville, Tennessee 37217
E-mail: pdesai@genesco.com

Attention: Parag Desai

with a copy (which shall not constitute notice) to:
Genesco Inc.
Genesco Park
1415 Murfreesboro Road
Nashville, Tennessee 37217
E-mail: mvaughn@genesco.com

Attention: Mimi Vaughn

with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
E-mail:     jnoonan@bassberry.com
Attention:     Jennifer Noonan

(c)    If to Sellers:
Genesco Inc.
Genesco Park
1415 Murfreesboro Road
Nashville, Tennessee 37217

E-mail: mvaughn@genesco.com

Attention: Mimi Vaughn

with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
E-mail:     jnoonan@bassberry.com
Attention:     Jennifer Noonan

(d)    If to Fanatics:
25 Washington Street, 3rd Floor
Conshohocken, PA 19428
Attention: General Counsel
Email: cyeamans@fanatics.com

with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Richard B. Aldridge
Email: richard.aldridge@morganlewis.com
Facsimile: (215) 963-5001

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 12.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt and (ii) in the case of email, upon confirmation of receipt.
12.4    Specific Performance.
(a)    The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which monetary damages would not be an adequate remedy. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company or Sellers, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and Sellers, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. The costs and expenses of a party that is successful on the merits in any Proceeding brought to compel the specific performance of this Agreement or the provisions hereof shall be paid by the other party or parties, as applicable.
(b)    The parties hereto further agree that (i) by seeking the remedies provided for in this Section 12.4, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 12.4 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 12.4 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12.4 or anything set forth in this Section 12.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.
12.5    Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Acquired Companies or Sellers are a party (including the contracts set forth on Sections 3.5 and 3.6 of the Company Disclosure Schedule) and such consents have not, or may not as of the Closing, been obtained. Buyer agrees and acknowledges that none of Sellers or the Company (or the Acquired Companies) will have any liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Company or Sellers contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. Nothing contained in this Section 12.5 shall limit the Sellers’ obligations pursuant to Section 6.7.
12.6    Interpretation. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (i) included in the electronic data room, (ii) actually delivered or provided (including electronically) to Buyer or any of Buyer’s Representatives or (iii) made available upon request, including at the Company’s or Sellers’ offices. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is set forth in the notes thereto.

12.7    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.
12.8    Entire Agreement. Except for the Confidentiality Agreements, this Agreement and the Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.
12.9    Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, or after Closing without the prior written consent of Buyer and Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, however, that (a) Buyer may, without the prior written consent of Sellers, collaterally assign all or any portion of its rights under this Agreement to one or more Lenders and (b) prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Subsidiaries; provided, further that any such permitted assignment by Buyer shall not affect the liability of Buyer, Fanatics or Holdings, as applicable, hereunder.
12.10    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy under or by reason of this Agreement; provided that (a) the Persons referenced (either specifically or as a member of a class or group) in Section 3.18, Section 7.1, Section 7.6(b), Section 7.6(c), Section 7.7, Section 7.8, Article XI, Section 12.11 and Section 12.13 are intended third-party beneficiaries thereof, having the right to enforce the same and (b) the Lenders are intended third-party beneficiaries of the Lender Provisions, having the right to rely on and enforce the same.
12.11    Non-Assertion of Attorney-Client Privilege and Waiver of Conflicts.
(a)    Buyer, for itself and its Affiliates (including the Acquired Companies after the Closing) and their respective Representatives (including the Lenders), and its and its Affiliates’ (and their respective Representatives’) respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between the Acquired Companies, Sellers, their respective officers, employees, Affiliates, and/or their Prior Company Counsel (as defined below), including Bass, Berry & Sims PLC (“Bass, Berry & Sims”) and McCarthy Tétrault LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Claim arising under or in connection with, this Agreement or any of the transactions contemplated hereby, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, shall access, disclose to third parties or otherwise seek to obtain the same, including by any process and on any grounds, including that the privilege attaching to such communications belongs to Buyer or the Acquired

Companies. The parties hereto expressly acknowledge and agree that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Sellers and their Affiliates and shall not pass to or be claimed by Buyer, the Acquired Companies (following the Closing) or insurance carriers. In the event that a dispute or investigation or audit arises after the Closing between Buyer or the Acquired Companies, on the one hand, and a third party, on the other hand, Buyer and the Acquired Companies shall notify Sellers if such third party seeks disclosure of confidential communications by Bass, Berry & Sims or McCarthy Tétrault LLP that fall (or would be deemed to fall) within the privilege that Sellers have retained as described in this Section 12.11, and Sellers or their designees, on behalf of the holders of any such attorney-client privilege, in its sole discretion, will direct the Acquired Companies whether to assert the attorney-client privilege on its behalf, or whether to waive such privilege, and if so directed to assert such privilege, the Acquired Companies and/or Buyer shall take such actions as requested by the Person so directing. Furthermore, Buyer and its Affiliates (including the Acquired Companies after the Closing) shall not be permitted access to any attorney work product of, or client confidences with, Bass, Berry & Sims or McCarthy Tétrault LLP, which attorney work product and confidences shall be retained solely by Sellers after the Closing. Buyer further understands and agrees that any prior or future access to or disclosure of information to Buyer (or the Acquired Companies after the Closing) that may be confidential and/or subject to a claim of privilege as described above will not prejudice or otherwise constitute a waiver of any claim of privilege. Buyer agrees to return promptly any such accessed or disclosed information to Sellers upon becoming aware of its existence or disclosure.
(b)    Buyer, for itself and its Affiliates (including the Acquired Companies after the Closing), hereby waives and agrees to not assert, and agrees to cause the Acquired Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of Sellers in any dispute with Buyer or the Acquired Companies or any other matter involving the transactions contemplated by this Agreement (each, a “Post-Closing Representation”), by Bass, Berry & Sims or McCarthy Tétrault LLP, or any other internal or external legal counsel current representing the Acquired Companies (each, a “Prior Company Counsel”) in connection with the transactions contemplated by this Agreement. Buyer further disclaims, waives and agrees to not assert, and agrees to cause the Acquired Companies to waive and not assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any communication prior to Closing between any Prior Company Counsel and Sellers, the Acquired Companies and/or any officer, employee or manager of the Acquired Companies to the extent exclusively relating to the sale of the Acquired Companies or in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement (it being the intention of the parties hereto that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, shall be held by Sellers). Recognizing that Prior Company Counsel has acted as legal counsel to the Acquired Companies, Sellers and certain of their respective Affiliates prior to date hereof, and that Prior Company Counsel intends to act as legal counsel to Sellers and their Affiliates (which will no longer include the Acquired Companies) after the Closing, Buyer and Sellers hereby waive, on their own behalf and agree to cause their respective Affiliates and Subsidiaries to waive, any conflicts that may arise in connection with Prior Company Counsel representing Sellers or their Affiliates after the Closing as such representation may relate to Buyer, the Company or their respective Subsidiaries (including with respect to the Acquired Companies) and the transactions contemplated by this Agreement.
(c)    Each of Buyer and the Company (on behalf of themselves and the Acquired Companies) hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 12.11, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 12.11 is for the benefit of Sellers and each Prior Company Counsel, and Sellers and each Prior Company Counsel are intended third party beneficiaries of this Section 12.11. This Section 12.11 shall be irrevocable, and no term of this Section 12.11 may be amended, waived or modified, without the prior written consent of Sellers and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 12.11 shall survive for 10 years following the Closing Date.
12.12    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one remedy herein expressly conferred upon any party will not preclude the exercise of any other remedy herein expressly conferred upon any party.
12.13    Non-Recourse. Except to the extent otherwise expressly provided herein, this Agreement may only be enforced against, and any Claim based upon, arising out of, or related to this Agreement or the Financing, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement, or as otherwise expressly provided herein, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other Representative of any party hereto or any Lender or of any Affiliate of any party hereto or any Lender, or any of their successors or permitted assigns, shall have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the foregoing, no claim will be brought or maintained by Buyer or any other Buyer Indemnified Person or any of their respective successors or permitted assigns against any present or future equity holder, stockholder, member, partner, manager, director, officer, employee (present or former), Affiliate, agent or Representative of any party which is not otherwise expressly identified as party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
12.14    Governing Law; Venue. This Agreement (and all claims, controversies and causes of action relating thereto or arising therefrom or in connection therewith, whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws rules thereof; provided that each of the parties hereto agrees that all claims, controversies or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Financing will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or Proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 12.3 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 12.14 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or Proceeding to the exclusive general jurisdiction of the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the

State of Tennessee in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or Proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court, for the 20th Judicial District, at Nashville, or, if unavailable, the federal court in the State of Tennessee, in each case sitting in Davidson County in the State of Tennessee, (v) waives any objection that it may now or hereafter have to the venue of any such action or Proceeding in any such court or that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Buyer and Sellers agrees that a final judgment in any action or Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any claim, controversy or cause of action (whether at law, in equity, in contract, in tort or otherwise) against any Lender or any of its Representatives arising in whole or in part under, related to, based on, or in connection with, this Agreement, the Commitment Letter or the Financing, or the subject matter hereof or thereof in any forum other than any New York State or federal court sitting in the Borough of Manhattan, New York, New York.
12.15    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING).
12.16    Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.
12.17    Company Disclosure Schedule. No reference to or disclosure of any information in the Company Disclosure Schedule shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Company Disclosure Schedule nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single section of the Company Disclosure Schedule shall be incorporated by this reference in each of the other sections of the Company Disclosure Schedule to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the section into which it is being incorporated pursuant to this sentence. Accordingly, and subject to the foregoing sentence, any indicated response of “None” as to any single section of the Company Disclosure Schedule shall not in any way limit or qualify the effect of the foregoing sentence.
12.18    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

12.19    Guarantee. To induce the Company to enter into this Agreement, (i) Fanatics, severally and not jointly, hereby absolutely, irrevocably and unconditionally, guarantees to Parent and Sellers, the due and punctual observance, performance and discharge of the obligations of Buyer to make 49.9% of the cash payments required to be made pursuant to Section 9.3 and (ii) Holdings, severally and not jointly, hereby absolutely, irrevocably and unconditionally, guarantees to Parent and Sellers, the due and punctual observance, performance and discharge of the obligations of Buyer to make 50.1% of the cash payments required to be made pursuant to Section 9.3 (collectively, the “Guaranteed Obligations”); provided, that in no event shall Fanatics’ and Holdings’ maximum aggregate liability under this Section 12.19 exceed their respective pro rata portion of the Buyer Termination Fee. Parent and Sellers hereby agree that in no event shall Fanatics or Holdings be required to pay any amount to Parent, Sellers or any other Person under, in respect of, or in connection with this Agreement or the Transaction Documents other than as expressly set forth in this Section 12.19 and only if the Buyer Termination Fee remains unpaid for at least three (3) Business Days after Seller notifies Buyer in writing that the Buyer Termination Fee is due. If Buyer does not pay the Buyer Termination Fee within three (3) Business Days after receiving notice from Sellers, then Sellers shall provide notice to Fanatics and Holdings of their obligations to pay the Guaranteed Obligations in accordance with this Section 12.19 and such payment of the Guaranteed Obligations shall be due within three (3) Business Days of the receipt by Fanatics and Holdings of such notice by Sellers. Without limiting the foregoing, neither Parent nor any Seller shall be obligated to file any claim relating to the Guaranteed Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Parent or any Seller to so file shall not affect the Fanatics’ or Holdings’ obligations hereunder. In the event that any payment to Parent and/or Sellers in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, each of Fanatics and Holdings, as applicable, shall remain severally (and not jointly) liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. The terms of this Section 12.19 is an unconditional and continuing guarantee of payment and not of collection. Notwithstanding the foregoing, or anything else herein to the contrary, the guarantee set forth in this Section 12.19 shall terminate and each of Fanatics and Holdings, as the case may be, shall have no further liability or obligations hereunder as of the earliest to occur of (i) the Closing, as to both Fanatics and Holdings, (ii) subject to the maximum guaranteed liability hereunder for each of Fanatics and Holdings, respectively, receipt in full in cash by the Sellers, Parent or their Affiliates of the respective payment obligations of Fanatics and Holdings to pay their respective portions of the Buyer Termination Fee pursuant to this Section 12.19, and (iii) the termination of this Agreement in accordance with its terms solely due to circumstances not giving rise to any obligation to make payment of the Buyer Termination Fee.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BUYER:

FANZZLIDS HOLDINGS, LLC

By: /s/ Lawrence S. Berger
Name: Lawrence S. Berger
Title: President

FANATICS (SOLELY FOR PURPOSES OF SECTION 12.19):

FANATICS, INC.

By: /s/ Lauren Cooks Levitan
Name: Lauren Cooks Levitan
Title: Chief Financial Officer

HOLDINGS (SOLELY FOR PURPOSES OF SECTION 12.19):

FANZZ HOLDINGS, INC.

By: /s/ Lawrence S. Berger
Name: Lawrence S. Berger
Title: President

[Signature Page to Purchase Agreement]

COMPANY:

HAT WORLD, INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chief Executive Officer

SELLERS:

HAT WORLD CORPORATION

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chief Executive Officer

GCO CANADA INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chairman, President and Chief Executive
Officer

FLAGG BROS. OF PUERTO RICO, INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: President

INCLUDED SUBSIDIARIES (SOLELY FOR PURPOSES OF ARTICLE XI):

HAT WORLD SERVICES CO., INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chief Executive Officer

LSG GUAM, INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

GENESCO (SOLELY FOR PURPOSES OF ARTICLE XI):

GENESCO INC.

By: /s/ Robert J. Dennis
Name: Robert J. Dennis
Title: Chairman, President and Chief Executive
Officer

[Signature Page to Purchase Agreement]

EXHIBIT A

BILL OF SALE

[see attached.]

Exhibit A-1

EXHIBIT B

LEASE AGREEMENT

[see attached.]

Exhibit B-1

EXHIBIT C

TRADEMARK ASSIGNMENT AGREEMENT

[see attached.]

Exhibit C-1

EXHIBIT D

TRANSITION SERVICES AGREEMENT

[see attached.]

Exhibit D-1

ANNEX A

EXAMPLE CALCULATION

[see attached.]
25841809.1

Annex A-1